Exhibit 2

IN THE COMMONWEALTH COURT OF PENNSYLVANIA

:
In Re: Penn Treaty Network America Insurance	:
Company in Rehabilitation	:	No. 1 PEN 2009
:

:
In Re: American Network Insurance Company	:	No. 1 ANI 2009
in Rehabilitation	:
:

APPLICATION TO INTERVENE IN THE REHABILITATION PROCEEDINGS OF

PENN TREATY NETWORK AMERICAN INSURANCE COMPANY AND

AMERICAN NETWORK INSURANCE COMPANY1

Broadbill Partners, LP (“Broadbill”), by this Application, seek to intervene pursuant to Pennsylvania Rule of Appellate Procedure 3775 as parties in the rehabilitation proceeding of Penn Treaty Network American Insurance Company (“PTNA”) and American Network Insurance Company (“ANIC”) in support thereof states as follows:

In support of this Application, Intervenor avers as follows:

1.         Intervenor is Broadbill Partners, LP, having a principal place of business at 527 Madison Avenue, 15th Floor, New York, NY 10022.

1  Broadbill Partners, LP has filed this single Application to Intervene in the rehabilitation proceedings of both Penn Treaty Network American Insurance Company and American Network Insurance Company at the instruction of the Clerk of the Court.

2.         Broadbill owns more than five percent of the stock of Penn Treaty American Corporation (“PTAC”), which is the controlling shareholder of PTNA and ANIC.

3.         Broadbill seeks to intervene to oppose the relief sought by the Rehabilitator in the Post-Trial Motion of Michael F. Consedine, Insurance Commissioner of the Commonwealth of Pennsylvania, in his Official Capacity as Rehabilitator of Penn Treaty Network America Insurance Company and American Network Insurance Company (the “Post-Trial Motion”).

4.         Specifically, Broadbill seeks to join the Intervenors’ Brief in Opposition to the Rehabilitator’s Post-Trial Motion (the “Opposition”) filed by Intervenors Eugene J. Woznicki and Penn Treaty American Corporation (“PTAC”) on June 29, 2012 and requests the Court deny the Post-Trial Motion.

5.         Broadbill is permitted to intervene pursuant to Pennsylvania Rule of Appellate Procedure 3775, which states, in relevant part:

Rule 3775. Intervention in Formal Proceedings

(a) Intervention. A person not named as a respondent in a formal proceeding who has a direct and substantial interest in the administration of the insurer’s business or estate may request leave of court to intervene.

(b) Application to intervene. A request for leave to intervene, generally or for a limited purpose, shall be by application and answer, if any, in accordance with Rule 123 (application for relief). The application shall contain a concise statement of the interest of the applicant and the purposes for which the applicant seeks to intervene. A copy of the document to be filed if the Court allows intervention shall be attached to the application.

(c) Action on application. Intervention in a formal proceeding shall be allowed if the proven or admitted allegations of the application establish a sufficient interest in the proceedings, unless the interest of the applicant is already adequately represented or intervention will unduly delay or prejudice the adjudication of the rights of the parties.

6.         Broadbill has a direct and substantial interest in any decision on the Post-Trial Motion because, as an equity holder of PTNA’s and ANIC’s ultimate parent, PTAC, Broadbill’s economic interests will be affected by these rehabilitation proceedings.

2

As has been made clear in the proceedings before this Court, PTNA and ANIC still have substantial assets and there is the potential to generate significant surplus, which will be foregone should this Court order liquidation.

7.         To Broadbill’s knowledge, no other shareholders have intervened, particularly with the intent of supporting PTAC’s Opposition to the Post-Trial Motion.  In addition, Broadbill’s intervention in this proceeding will not cause any undue delay or prejudice to the adjudication of the rights of the parties.  Broadbill is merely seeking at this time to join in a brief that has already been presented to the Court, and is not seeking any additional relief other than that which is requested in the brief it seeks to join.

For the reasons stated herein, Broadbill Partners, LP respectfully requests the Court grant this Application and permit it to intervene, and deny the Post-Trial Motion for the reasons set forth in the Intervenors Eugene J. Woznicki’s and Penn Treaty American Corporation’s Brief In Opposition to the Rehabilitator’s Post-Trial Motion, attached hereto as Exhibit A, and in the Joinder of Intervenor Broadbill Partners, LP in Intervenors Eugene J. Woznicki’s and Penn Treaty American Corporation’s Brief In Opposition to the Rehabilitator’s Post-Trial Motion, attached hereto as Exhibit B.

Date: August 17, 2012	Respectfully submitted,

/s Elizabeth J. Goldstein
Elizabeth J. Goldstein

Dilworth Paxson LLP
112 Market Street, 8th Floor
Harrisburg, PA 17101
Attorneys for Intervenor, Broadbill
Partners, L.P.

3

VERIFICATION

I, Jeffrey Magee, Chief Operating Officer of Broadbill Investment Partners, LLC, the Investment Manager of Broadbill Partners, LP, state that I am authorized on behalf of Broadbill Partners, L.P. to submit this verification of the facts stated in the Application to Intervene to which this Verification is attached and that such facts are true and correct to the best of my knowledge, information and belief.  I further understand that the statements made herein are made subject to the penalties of 18 Pa.C.S. Section 4904 relating to unsworn falsification to authorities.

Dated: August 17, 2012	/s Jeffrey Magee
Jeffrey Magee
Broadbill Investment Partners, LLC

CERTIFICATE OF SERVICE

I hereby certify that on August 17, 2012, I caused a true and correct copy of the foregoing Application to Intervene of Broadbill Partners, LP as well as the attached Joinder of Intervenor Broadbill Partners, L.P. in Intervenors Eugene Woznicki’s and Penn Treaty American Corporation’s Brief in Opposition to the Rehabilitator’s Post-Trial Motion, to be served by e-mail and U.S. Mail upon the persons listed on the Master Service List.

Dated: August 17, 2012	/s Elizabeth Goldstein
Elizabeth Goldstein

EXHIBIT A

TD

RECEIVED & FILED
COMMONWEALTH COURT
Douglas Y. Christian (ID. No. 41934)	OF PENNSYLVANIA
Damian L. DiNicola (ID. No. 89821)
Benjamin M. Schmidt (ID. No. 205096)	29 JUN 2012 14 46
BALLARD SPAHR LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
(215) 665-8500

Attorneys for Intervenors Eugene J. Woznicki and Penn Treaty American Corporation

IN THE COMMONWEALTH COURT OF PENNSYLVANIA

MICHAEL F. CONSEDINE, INSURANCE	:
COMMISSIONER OF THE COMMONWEALTH	:
OF PENNSYLVANIA,	:
:
Plaintiff,	:
	:	DOCKET NO. 5 M.D. 2009
v.	:
:
PENN TREATY NETWORK AMERICA	:
INSURANCE COMPANY,	:
:
Defendant.	:

MICHAEL F. CONSEDINE, INSURANCE	:
COMMISSIONER OF THE COMMONWEALTH	:
OF PENNSYLVANIA,	:
:
Plaintiff,	:
	:	DOCKET NO. 4 M.D. 2009
v.	:
:
AMERICAN NETWORK INSURANCE COMPANY,	:

Defendant.	:

INTERVENORS’ BRIEF IN OPPOSITION TO
THE REHABILITATOR’S POST-TRIAL MOTION

Table of Contents

				Page

I.	INTRODUCTION			1

II.	BACKGROUND			7

	A.	The Orders of Rehabilitation, the Preliminary Report and Plan of Rehabilitation, and the Petitions		7

	B.	The Pre-Trial Deadlines and Preclusion of Bodnar’s Testimony and Reports		9

	C.	The Rehabilitator’s Failure to Object to Holland’s and Volkmar’s Testimony At Trial		12

	D.	The Court’s Memorandum Opinion and Order		16

	E.	The Rehabilitator’s Post-Trial Motion		16

III.	STANDARD OF REVIEW			17

IV.	ARGUMENT			21

	A.	The Court did Not Err by Directing the Rehabilitator to Develop and Submit a Plan of Rehabilitation		21

		1.	The Rehabilitator has waived these issues pursuant to Rule 227.1 (b)(1) and (2)	22

		2.	Article V authorized the Court to issue the Order of May 3, 2012, and to enforce the Orders of January 6, 2009	23

		3.	The Court did not err by Ordering the Rehabilitator to consult with the Intervenors	28

		4.	The Court did not err by Ordering the Rehabilitator to address unfair premium rates in the plan of rehabilitation	29

	B.	The Court Properly Ruled That Deference to the Rehabilitator is Not Appropriate Where the Court Must Apply Specific Statutory Standards to the Evidence Presented		31

	C.	The Court Applied the Correct Legal Standard and Burden of Proof		33

	D.	The Court Applied the Correct Definition of Futility and Properly Rejected the Rehabilitator’s Argument that Rehabilitation is not Feasible		37

i

	E.	The Court Properly Ruled That the Record did Not Support a Liquidation Order Where the Rehabilitator Failed to Make an Earnest Effort to Rehabilitate the Companies		38

	F.	The Court did Not Err by Precluding Bodnar’s Testimony and Reports		40

	G.	The Court did Not Err by Admitting Holland’s and Volkmar’s Testimony		44

		1.	The Rehabilitator fails to identify any error of law in admitting Holland’s testimony	44

		2.	The Rehabilitator fails to identify any error of law in admitting Volkmar’s testimony	50

	H.	The Court Properly Denied the Rehabilitator’s Motion For Permission to Conduct Additional Discovery, and did Not Err by Admitting Separate 2010 Cash Flow Information Offered by Intervenors in Rebuttal		55

	I.	The Court Properly Ruled That the Law Permits, and the Goals of Rehabilitation Often Necessitate, That Individual Interests May Need to be Compromised in Order to Avoid Greater Harm to a Broader Spectrum of Policyholders and the Public		58

V.	CONCLUSION			62

ii

The Intervenors, Eugene J. Woznicki and Penn Treaty American Corporation (“PTAC”) (together, the “Intervenors”), hereby submit this Brief in Opposition to the Post-Trial Motion of Michael F. Consedine, Insurance Commissioner of the Commonwealth of Pennsylvania, in his Official Capacity as Rehabilitator (the “Rehabilitator”) of Penn Treaty Network America Insurance Company (“PTNA”) and American Network Insurance Company (“ANIC”) (together, “Companies”) (the “Motion”).

I.          INTRODUCTION

The Court’s May 3, 2012 Memorandum Opinion and Order (the “Opinion” and “Order”) denying the Rehabilitator’s amended petitions to liquidate the Companies (the “Petitions”) are supported by well established legal authority and a thorough analysis of the evidence of record, including 31 days of hearing testimony and argument together with thousands of pages of proposed findings of fact and conclusions of law, legal memoranda, expert reports, trial transcripts and exhibits. Nevertheless, the Rehabilitator argues that the Court committed multiple errors of law when it denied the Petitions and asks the Court to completely reverse course and grant them. The Court should deny this Motion for the following reasons.

First, the Rehabilitator has waived a number of the purported grounds raised in his Motion by failing to comply with the requisites of Pa.R.C.P. (“Rule”) 227.1(b) that the Motion specify both the grounds for relief sought and how those grounds were preserved during pre-trial proceedings or at trial. The larger the record, the stricter adherence to this rule must be, and the more important it is for the moving party to specifically identify for the Court and the opposing party where in the record the grounds for relief were raised. With few exceptions, the Rehabilitator has failed to do so. Accordingly, the majority of the Rehabilitator’s alleged grounds for “post trial relief may not be granted.” Rule 227.1(b).

Second, the Rehabilitator has also waived a number of purported grounds for post-trial relief by raising grounds for the first time in the Motion. For example, the Intervenors are not aware of any objections by the Rehabilitator challenging the Court’s authority to Order him to develop a rehabilitation plan to address and eliminate the inadequate and unfairly discriminatory premium rates for the OldCo business, or to consult with the Intervenors in the development of the plan. The Rehabilitator’s failure to timely raise objections with regard to these and other purported grounds for post-trial relief operate as a waiver that is separate and independent of the Rehabilitator’s failure to state everything needed to comply with Rule 227.1(b). As discussed in more detail below, the Motion improperly seeks post-trial relief based on several other grounds now raised for the first time.

Third, during the underlying proceedings, the Rehabilitator affirmatively waived several of the issues he now attempts to raise in his Motion. For example, the Rehabilitator now argues that the Court erred by applying the conversion standard established by this Court in the Legion case and by placing the burden of proof on the Rehabilitator. Motion at ¶ 41; See Koken v. Legion Ins. Co., 831 A.2d 1196 (Pa. Cmwlth 2003), aff’d sub nom. Koken v. Villanova Ins. Co., 583 Pa. 400, 878 A.2d 51 (2005) (“Legion”). However, “[t]he Rehabilitator has admitted that he has the burden of establishing that one of the prongs of the liquidation standard has been satisfied before a liquidation order may be entered.” Opinion at 123 (citing the Rehabilitator’s Memorandum of Law in Opposition to Intervenors’ Motion to Exclude Argument Concerning Liquidation Standard dated November 16, 2010, at 3-4). Likewise, the Rehabilitator improperly assigns error to the Court’s consideration of third quarter and year end 2010 cash flow information. But the Rehabilitator never objected, and in fact, he even stipulated, to the introduction into evidence of the Intervenors’ Exhibits 880 and 912 concerning 2010 cash flow information. As discussed in more detail below, on a number of occasions the Rehabilitator offered other evidence, argument, and stipulations during these proceedings that directly conflict with arguments now made in the Motion.

Fourth, the Rehabilitator’s arguments—never before raised—that this Court lacks authority to Order him to prepare and file a plan of rehabilitation in consultation with the Intervenors within 90 days that addresses unfair premium rates lacks merit. Article V clearly gives the Court authority to issue rehabilitation orders, oversee the rehabilitation process, direct the administration of the insurer’s assets pursuant to its orders, and to make and enforce a decision denying liquidation and continuing rehabilitation by issuing appropriate orders. This necessarily includes the authority to order the Rehabilitator to develop and file an appropriate rehabilitation plan within a reasonable timeframe to avoid harm to policyholders, creditors and the public as the Court did in its initial rehabilitation order in this case, without any objection by the Rehabilitator.1 The Court’s role of providing a check on the Rehabilitator is especially important in circumstances such as these where the Court has determined that the rehabilitation “has languished since the liquidation petitions were filed” and therefore a rehabilitation plan,

1           The Rehabilitator has been subject to the Court’s rehabilitation Orders of January 6, 2009. The Rehabilitator consented to the Court’s inherent authority to control the proceedings before it, including setting deadlines and ordering a plan of rehabilitation, when it requested a rehabilitation order from this Court and failed to object to the Court’s January 6, 2009 Order requiring the Rehabilitator to prepare and file a rehabilitation plan and to file a preliminary plan of rehabilitation within 90 days of that order. As this Court explicitly recognized in the Legion case, filing liquidation petitions does not relieve the Rehabilitator of his obligation to continue to pursue rehabilitation. See Legion, 831 A.2d at 1244. The Court’s denial of the liquidation petitions reaffirms its initial rehabilitation orders and the Court remains authorized to enforce those orders by directing the filing of a plan of rehabilitation. If the Rehabilitator feels that more time is needed to develop a rehabilitation plan, the appropriate method to seek relief from the Court’s Order is to file an application for extension of time with the Court. The Intervenors have already noted that they do not oppose the entry of an Order extending the time for submission of a rehabilitation plan by an additional 90 days as set forth in their June 22, 2012 filing.

including an action plan for obtaining critical rate increases, must be prepared and filed as soon as possible. Opinion at 162. The Court’s authority to Order that “[t]he Rehabilitator shall develop a plan of rehabilitation of the Companies, in consultation with Intervenors. . .” also falls squarely within the ambit of “improved methods for rehabilitating insurers, involving the cooperation and management expertise of the insurance industry” contained in Section 501(c)(ii) of Article V. While the Rehabilitator asserts that the Order violates 40 P.S. § 221.16(b),2 the Motion fails to explain how consulting with the Intervenors would interfere with any of the Rehabilitator’s Section 516(b) powers. Further, the Court’s Order requiring the Rehabilitator to work with the Intervenors and make use of their expertise is clearly justified given the Court’s finding that the Rehabilitator “has not undertaken a meaningful effort to rehabilitate the Companies and, to the contrary, has acted to frustrate rehabilitation,” Opinion at 1, and that the delay has been caused by the Rehabilitator’s blind reliance on the unreliable projections and speculation of his chosen experts and advisors. See id. at 157-158, 162.

In response to the Rehabilitator’s additional argument—never before raised—that the Court cannot order him to correct premium rate disparities in the rehabilitation plan, there is no support for that position. The Order leaves the Rehabilitator wide latitude in preparing a plan of rehabilitation, and the Rehabilitator admits that he does not seriously dispute that any plan of rehabilitation must address premium rates. He also concedes that the Court has the power to modify and then approved as modified a plan after it is filed in order to address unfair premium rate disparities. Accordingly, the Rehabilitator’s argument that this Court somehow lacks the authority to guide him in advance to address unfair premium rates in the plan after presiding over

2           Section 516(b) of Article V.

31 days of testimony and argument and examining thousands of pages of evidence related to the rehabilitation, should be summarily rejected.

Fifth, this Court applied the appropriate legal standard for determining if a rehabilitation should be converted into a liquidation pursuant to 40 P.S. § 221.18 and properly placed the burden of proof on the Rehabilitator rather than deferring to his beliefs. “In response to the Rehabilitator’s suggestion that the Court should defer to the statutory rehabilitator with respect to the conversion decision, this Court stated, and our Supreme Court affirmed, that:

Deference is not appropriate where, as here, the Court must apply specific statutory standards to the evidence presented . . . . To apply deference to the job of factfinding would undermine this Court’s responsibility to act upon the Rehabilitator’s petition in a fair and neutral manner. Further, to apply the deference standard as proposed by the Rehabilitator would shift the burden of proof, improperly, to those opposing a petition to liquidate.

Opinion at 121-22, quoting Legion, 831 A.2d 1196, 1232.

Sixth, the Rehabilitator’s argument that the Court erred as a matter of law by precluding Bodnar’s testimony and two reports is meritless. The admission or exclusion of evidence is a matter within the sound discretion of the Court. The Pennsylvania Rules of Civil Procedure and Evidence specifically authorize the Court to “limit the number of witnesses whose testimony is similar or cumulative.” Rule 223(1); see also Pa.R.E. 403 (needless presentation of cumulative evidence may be excluded even if relevant). Thus, the Court did not err as a matter of law by precluding Bodnar’s testimony because: (i) the NOLHGA Report was not relevant to the status of the Companies in rehabilitation or to the liquidation standard, and it was cumulative of Milliman’s assumptions and projections; (ii) the untimely service of the so-called Bodnar Rebuttal Report was prejudicial to the Intervenors, and was not relevant as it solely addressed concerns Volkmar had raised (and later removed from his report) regarding the NOLHGA Report, which was itself not relevant; and (iii) precluding Bodnar’s purported rebuttal testimony would not prejudice the Rehabilitator because he had several other expert witnesses who were prepared to rebut the key aspects of Volkmar’s report. Opinion at 40-41.

Seventh, with regard to the admissibility of the testimony of the Intervenors’ medical expert, Stephen K. Holland, M.D. (“Holland”), while the Rehabilitator filed a motion in limine concerning Holland, a careful review of that motion shows it presented for the Court’s consideration only the narrow argument that Holland’s opinion regarding future advances in treating Alzheimer’s Disease and dementia should be precluded. The motion in limine failed to address the many dozens of other opinions contained in Holland’s report. This is a perfect example for why it is important to state in a motion for post-trial relief where the grounds were first asserted earlier in the proceedings, and it is galling that the Motion fails to do so. For this reason alone it should be denied.

But in any event, the Motion should also be denied because the Court only tentatively denied the motion in limine concerning Holland insofar as it appeared to attack weight, but indicated that the Court needed to see how the parties dealt with Holland’s report at trial to determine whether the testimony therein was speculative. The Rehabilitator could have asked the Court for a definitive ruling, but failed to take that precaution. At trial, the few objections made during Holland’s testimony were mooted after the questions were rephrased or withdrawn, and the Rehabilitator made no objection to the introduction of Holland’s report and related exhibits into evidence, effectively waiving the motion in limine. As a result, it never became necessary for the Court to make any rulings regarding objections with respect to any purported speculative nature of Holland’s testimony offered at trial.

Finally, the Motion improperly and vaguely raises—for the first time—issues regarding the testimony of the Intervenors’ actuarial expert, Karl Volkmar (“Volkmar”), that were not addressed by the Rehabilitator’s motion in limine concerning Volkmar. Although the Rehabilitator filed a narrow motion in limine to preclude portions of Volkmar’s report and testimony, the Motion now broadly asserts that Volkmar’s testimony should not have been admitted at all. The Motion must be denied because the Rehabilitator’s motion in limine never sought to preclude Volkmar’s testimony in its entirety, and the Motion fails to make any showing that Volkmar in fact testified at trial in a manner that the Rehabilitator’s motion in limine sought to avoid. Moreover, the Rehabilitator effectively waived his motion in limine by stipulating that Volkmar was qualified to testify regarding the substance of his report, and making no objections at trial in response to the Intervenors’ moving Volkmar’s report and related exhibits into evidence. See Opinion at 42 (“The parties stipulated to Volkmar’s qualifications to testify as an actuarial expert about matters within the scope of his report.”). In addition, the Motion states as grounds for the denial of Volkmar’s testimony certain deposition testimony offered by William Hunt, a director of PTAC and former CEO of PTNA and ANIC (“Hunt”), regarding the Companies’ irrelevant pre-rehabilitation experience with rate increases. The Court was well within its discretion to determine as a matter of fact that Hunt’s testimony that multiple, successive rate increases were done for Senior Health Insurance Company of Pennsylvania (“SHIP”) supported Volkmar’s testimony regarding rate increases. See Opinion at 112 & n.43.

Accordingly, the Court should deny the Motion for these reasons and those set forth in greater detail below.

II.                                BACKGROUND

A.                                The Orders of Rehabilitation, the Preliminary Report and Plan of Rehabilitation, and the Petitions

On January 6, 2009, this Court ordered the Commissioner “to rehabilitate the business of [the Companies]...in accordance with the orders of this Court.” Ario v. Penn Treaty

Network Am. Ins. Co., (No. 5, M.D. 2009, Order filed January 6, 2009) (“January 6, 2009 Order”) at ¶ 3. The Rehabilitator was ordered to “prepare a plan of rehabilitation,” id. at ¶ 7, and to prepare and file a “preliminary plan of rehabilitation,” on or before April 6, 2009 that includes “a timeline for the preparation of a final plan of rehabilitation.” Id. at ¶ 15.

On April 9, 2009, the Rehabilitator filed a Preliminary Report and Plan of Rehabilitation (“Preliminary Plan”) attaching reports from the Companies’ consulting actuarial firm and financial advisor and describing several rehabilitation options to return PTNA to a positive surplus and strengthen ANIC’s surplus by rate increases; by offering policyholders reduced benefit levels; or by offering a non-forfeiture option in lieu of the indicated rate increases. Preliminary Plan, P Ex. 335 at 49. The Preliminary Plan identified that a rehabilitation requires the aggressive pursuit of actuarially justified premium rate increases and concluded that “[t]he more quickly and aggressively rate increases and expense reductions are implemented, the sooner PTNA’s surplus can become positive and ANIC’s financial position can be improved.” Id. at 50. It also established a timeline for filing a formal rehabilitation plan for the Court’s review and approval by October 2, 2009. Id. at 52. The Rehabilitator did not do so.

Instead, on October 2, 2009, the Rehabilitator filed his original petitions with the Court to convert the rehabilitations of PTNA and ANIC into liquidations, and subsequently filed the Petitions. On November 2, 2009, the Intervenors petitioned to intervene and defend the Companies against the Petitions. The Court granted the petitions to intervene. The footnote to this sentence lists many of the motions, legal memoranda, and post-trial briefs that the

Intervenors submitted to the Court in opposition to the Rehabilitator’s efforts to obtain the Petitions, and that are referenced in this Brief.3

B.        The Pre-Trial Deadlines and Preclusion of Bodnar’s Testimony and Reports

Vincent Bodnar is an actuary and principal with Da Vinci Consulting, LLC, retained by the National Organization of Life & Health Insurance Guaranty Associations (“NOLHGA”) in 2009 (“Bodnar”). Opinion at 40. Bodnar authored a report for NOLHGA dated June 7, 2010, but that was not finalized until late July or early August of 2010 (“NOLHGA Report”). The NOLHGA Report projected the financial conditions of the Companies post-liquidation and advised NOLHGA of the liability of its members in a liquidation scenario. Id.; see also Bodnar Motion at 5. The Rehabilitator later retained Bodnar and attempted to borrow the NOLHGA Report for use in these proceedings. However, by its clear terms the report was an irrelevant post-liquidation analysis “for the internal use of NOLHGA and its member Guaranty Associations . . . .” Opinion at 40-41; Bodnar Motion at 7.

“By agreement of counsel, the Rehabilitator’s expert reports were to be provided by August 9, 2010.” Bodnar Motion at 10. On June 30, 2010, the Court entered a Scheduling Order stating, among other things, that the Court would hear arguments on any remaining

3           Intervenors’ Memorandum of Law in Support of the Motion in Limine of Intervenors to Exclude the Testimony of Vincent L. Bodnar and the Reports he Authored, dated November 12, 2010 (“Bodnar Motion”); Intervenors’ Omnibus Response to the Rehabilitator’s Motions in Limine, dated November 16, 2010 (“Omnibus Response”); Intervenors’ Response to “Motion of the Rehabilitator for Permission to Conduct Additional Discovery for use at Trial in the Form of Interrogatories and to Supplement its prior Fact and Expert Testimony to Offer into Evidence Additional Expert Testimony”, dated September 12, 2012 (“Response to Motion to Conduct Additional Discovery”); Intervenors’ Brief in Opposition to the Petitions for Liquidation, Including Proposed Findings of Fact and Conclusions of Law, dated December 30, 2011 (“Intervenors’ Proposed Findings”); and Intervenors’ Reply Brief in Opposition to the Petitions for Liquidation, dated February 7, 2012 (“Intervenors’ Hearing Reply”).

discovery issues on August 24, 2010; that a final pre-hearing conference would be held on October 20, 2010; and that the liquidation hearing would commence on Monday, October 25, 2010. On August 23, 2010, at the parties’ request, the Court continued the hearing on any remaining discovery issues until September 8, 2010. Thereafter, on September 23, 2010, the Court Ordered that the hearing on the Petitions would begin on Monday, November 15, 2010, and that a final pre-hearing conference would be held on November 3, 2010.

On October 29, 2010, the Intervenors deposed Bodnar, who testified that he did not intend to present a written report in these proceedings. Bodnar Motion at 11-12 and Exhibit 1, Bodnar 10/29/10 Dep. Tr. at 68-9.

After the Court had entered its prior Scheduling Orders, and after Bodnar’s deposition, the parties stated that the crush of pre-trial preparation necessitated a continuance of the hearing start until after November 15, 2010. Bodnar Motion at 11. The Court entered a Scheduling Order on November 5, 2010, that: (1) continued the liquidation hearing until Tuesday November 30, 2010; (2) Ordered the Rehabilitator to file any pre-trial motions on or before Friday, November 12, 2010, with responses due on or before Tuesday, November 16, 2010; and (3) scheduled the final pre-hearing conference and oral argument on pre-trial motions for Friday, November 19, 2010.

On November 9, 2010, the Rehabilitator produced another report authored by Bodnar (“Bodnar Rebuttal Report”) purporting to rebut a fraction of the Volkmar Report insofar as Volkmar raised concerns regarding the NOLHGA Report.4 Opinion at 40. The Rehabilitator

4           Contrary to the assertions at Motion ¶ 62, the Intervenors produced the report of their expert, Volkmar, on September 17, 2010, and served certain replacement pages for the Volkmar Report on October 20, 2010. Additionally, the Volkmar Report (R Ex. 1058) was subsequently amended on October 13, 2011 to remove any references to Bodnar, and the NOLHGA Report that Bodnar had authored. The Rehabilitator has not shown that

(continued...)

proposed to offer Bodnar’s two reports and his testimony as part of his rebuttal case. Id. Three days later on November 12, 2010, the Intervenors filed the Bodnar Motion seeking to preclude Bodnar’s testimony and his two reports. The Bodnar Motion is incorporated herein by reference.

On November 19, 2010, the Court heard oral argument on the Bodnar Motion and took it under advisement, explaining that what would “ultimately be dispositive . . . . is not a matter of how many actuaries that each side can line up to support their respective position. This is not a matter that is going to be decided on counting noses, if you will. So the admissibility ruling is deferred. We will take it up at the time of the hearing.” N.T. 11/19/10, at 35:11-36:4.

On September 14, 2011 (after many weeks of hearing testimony commencing January 31, 2011, and conducted thereafter on non-consecutive days), the Court entered an Order granting the Intervenors’ motion in limine to preclude Bodnar’s testimony and reports. The Court further explained in its Opinion that:  the NOLHGA Report was not relevant to the status of the Companies in rehabilitation or to the liquidation standard, and it was cumulative of Milliman’s assumptions and projections; the untimely service of the so-called Bodnar Rebuttal Report was prejudicial to the Intervenors, and was not relevant as it solely addressed concerns Volkmar had raised regarding the NOLHGA Report, which report was itself not relevant; and that precluding Bodnar’s purported rebuttal testimony would not prejudice the Rehabilitator because the Rehabilitator had several other expert witnesses, Lucker, Pfannerstill, and Mohoric, who were prepared to rebut the key aspects of Volkmar’s report. Opinion at 40-41.

(...continued)

Volkmar testified on a point that would have been within the ambit of the Bodnar Rebuttal Report.

C.        The Rehabilitator’s Failure to Object to Holland’s and Volkmar’s Testimony At Trial

On November 12, 2010, the Rehabilitator filed his Motion to Preclude Portions of the Expert Report and Testimony of Karl G. Volkmar and supporting memorandum of law (“Volkmar Motion”). As denoted by the title of the Volkmar Motion, the Rehabilitator did not seek to preclude Volkmar’s testimony in its entirety. The Rehabilitator argued that “Volkmar speculates that PTNA and ANIC will be able to secure these premium rate increases [of 314% to 1,276% over 25 years and 314% to 2,026% over 50 years] even though he concedes that he is not aware of any other similarly-situated [LTC] insurance company that has sought and been granted such dramatic rate increases.” Volkmar Motion at 6. The Rehabilitator asserted that PTNA and ANIC were achieving 60-70% of rate increases sought in 2006 outside of a rehabilitation context. Volkmar Motion at 6. The Rehabilitator also cited certain deposition testimony of Hunt, while failing to note other portions of Hunt’s testimony wherein he described the experience of SHIP.

On November 12, 2010, the Rehabilitator also filed a Motion in Limine of the Rehabilitator to Preclude From Trial the Expert Report and Testimony of Dr. Stephen Holland and supporting memorandum of law (“Holland Motion”). The Holland Motion presented for the Court’s consideration only the narrow argument that Holland’s opinion regarding future advances in treating Alzheimer’s Disease and dementia should be precluded. The Holland Motion failed to address the many dozens of opinions contained in Holland’s report regarding: (a) current treatments, therapies, and risk factor reductions available to delay the onset or reduce the severity of Alzheimer’s Disease and dementia; and (b) either current or anticipated advancements in treatments, therapies, procedures, and risk factor reductions for a host of other conditions including without limitation: (i) Parkinson’s disease and Parkinsonian dementia; (ii)

multiple sclerosis; (iii) brain tumors, alcoholic encephalopathy, and Creuzfeldt-Jacobs disease; (iv) stroke cerebrovascular accident; (v) heart disorders and congestive heart failure; (vi) osteoarthritis and degenerative joint disease; (vii) musculo-skeletal group conditions; and (viii) cancer. See Intervenors’ Proposed Findings at ¶¶ 1191-1297; Holland Report, R Ex. 794.

With respect to the Rehabilitator’s motions in limine to exclude Volkmar’s and Holland’s testimony, the Court made no rulings prior to trial affirmatively admitting their testimony. The Court stated:

With respect to the rehabilitator’s motion to exclude the expert report and testimony of Mr. Volkmar, that will be denied in all respects. Again, I think the bases presented go to weight and credibility. Those are arguments that can be made, they are points that can be made on cross-examination of Mr. Volkmar.

The motion to deny the testimony of Dr. Holland is denied. Again, I think the arguments go to weight. It is very hard for the Court to make a determination without really going through the report as to whether or not it is going to be speculative. I believe also that the intervenors make clear that Dr. Holland’s report was not used by Dr. Volkmar in developing his assumptions.

N.T. 11/19/10, at 37:18-38:8.

The effect of this was that the Rehabilitator remained free to raise any points he wished to regarding weight and credibility on cross-examination, and was required to raise any objections he might have had regarding the purported speculative nature of Volkmar’s or Holland’s testimony at the appropriate time at trial. The Rehabilitator never so objected, and in fact permitted without objection the entry of Volkmar’s and Holland’s testimony and reports.

At the start of Mohoric’s testimony on February 16, 2011, the Rehabilitator’s counsel described the stipulation and the Court accepted Volkmar, Mohoric, and Pfannerstill as experts. The Court asked the Rehabilitator’s counsel whether he requested that, and he answered yes, as follows:

THE COURT: All right. Mr. Harty, would you like to start?

MR. HARTY: Thank you, Your Honor. Just one procedural issue before we address the -- I think both parties have agreed to stipulate that Mr. Mohoric, Mr. Pfannerstill, and Mr. Volkmar, who’s here today, are actuarial experts. They can testify within the scope of their report, or matters that touch upon the report. So, I think we’ve had that stipulation and that’s how we’re going to proceed along those lines. So, I’m going to give you some background but probably not going through the qualification process.

MR. CHRISTIAN: We agree. We stipulate, Your Honor.

THE COURT: All right. So your -- so your request is that based on your stipulation that the Court accept all three gentlemen as experts?

MR. HARTY: Correct, Your Honor.

THE COURT: Okay. That is so done.

N.T. 2/16/11 at 3-4.

On October 24, 2011, the Intervenors formally offered Holland as an expert at trial. Holland Testimony, N.T. 10/24/11 at 36. The Rehabilitator’s counsel conducted a voir dire of Holland, after which the Rehabilitator did not state an objection. See id. at 37-44. The Court accepted Holland as an expert. See id. at 44. Thereafter, the Rehabilitator’s counsel stated “no objection” to the Intervenors’ moving the Holland Report into evidence. Id. at 48; Holland Report, R Ex. 794.

On the second day of Holland’s testimony, the Rehabilitator’s counsel made two objections; both times the question was rephrased or dropped, and the Court did not have to and did not rule on either objection. Holland Testimony, N.T. 10/25/11 at 88-89. No objection was posed in response to a long list of Holland related documents that the Intervenors moved into evidence at the end of Holland’s testimony. Id. at 100-1.

After Holland finished testifying, the Intervenors called Volkmar to the stand and the Intervenors’ counsel described the stipulation that Mohoric, Pfannerstill, and Volkmar “are actuarial experts” and that “[t]hey can testify within the scope of their report, or matters that touch upon the report.” N.T. 10/25/11 at 102-3. The Rehabilitator’s counsel stated no objections during the examination of Volkmar on the first or second day of Volkmar’s testimony. Volkmar Testimony, N.T. 10/25/11, N.T. 10/26/2011.

On the third day of Volkmar’s testimony, the Rehabilitator’s counsel made two objections; both times the question was rephrased or dropped, and the Court did not have to and did not rule on either objection. Volkmar Testimony, N.T. 10/27/11 at 239, 242. No objection was posed in response to the Volkmar Report and a long list of documents related to Volkmar’s testimony that were identified and then subsequently moved into evidence. N.T. 11/2/11 at 107-109 (no objection to moving into evidence the Volkmar Report, R Ex. 1058 and related documents). Likewise, with regard to the introduction of R Exhibits 880 and 912 or to the line of questioning flowing therefrom that established that Milliman’s 60-year projections had already missed the mark by 2010, the Rehabilitator also failed to make any objection during the trial. See Robinson Testimony, N.T. 2/15/11 at 6:21-7:25 & Third Quarter Cash Flow Comparison, R Ex. 880; Mohoric Testimony, N.T. 2/22/11 at 10:1-15:11 & R Ex. 880; Pfannerstill Testimony, N.T. 3/23/11 at 22:18-23:11 & Year End Cash Flow Comparison, R Ex. 912; Volkmar Testimony, N.T. 10/25/11 at 194:9-198:24 & R Exs. 880, 912; Intervenors’ Closing Argument, N.T. 2/22/12 at 101:23-103:6 & R Ex. 912. Furthermore, the Rehabilitator stipulated to move R Exhibits 880 and 912 into evidence. See N.T. 11/2 at 10 (moving R Ex. 880 into evidence); N.T. 9/22/11 at 16:4-17:12 (moving R Ex 912 into evidence).

The Rehabilitator’s counsel did not make any motions to strike the testimony of either Holland or Volkmar during the trial.

D.        The Court’s Memorandum Opinion and Order

On May 3, 2012, following 31 days devoted to hearing testimony and arguments, and after reviewing thousands of pages of trial exhibits, hearing transcripts, expert reports and post-trial briefing, the Court filed its Opinion denying the Rehabilitator’s Petitions, and Ordered as follows:

1.          The Amended Petitions are DENIED for the reasons set forth in the accompanying Opinion.

2.          The Court’s orders of January 6, 2009, remain in effect....

3.          The Rehabilitator shall develop a plan of rehabilitation of the Companies, in consultation with Intervenors, and shall submit a plan no later than ninety (90) days following the date of this Order.

4.          The plan of rehabilitation must address and eliminate the inadequate and unfairly discriminatory premium rates for the OldCo business.[5]

E.        The Rehabilitator’s Post-Trial Motion

On May 14, 2012, the Rehabilitator filed this Motion requesting the Court to set aside the Opinion and Order and grant the Petitions. The Motion includes the following headings summarizing over a dozen different assignments of error, as follows:6

1.         “The Court exceeded its authority by imposing requirements on the Rehabilitator with respect to the filing of a rehabilitation plan, the process

5           As set forth in the Opinion, PTNA and ANIC’s long-term care insurance policies sold prior to 2002 are referred to as the “OldCo” policies. Their long-term care insurance policies sold beginning in 2002 are referred to as “NewCo.”

6           Although there are only nine separate headings in the Motion, under some of those headings the Rehabilitator appears to assert additional errors that are not clearly identified by the headings.

for developing the plan and the contents of the plan,” Motion at ¶¶ 21-34 (emphasis removed as to all headings);

2.         “The Court erred in failing to afford the proper level of deference to the determinations of the Rehabilitator,” id. at ¶¶ 35-37;

3.         “The Court erred as a matter of law by imposing the incorrect legal standard and burden with respect to the proof necessary to liquidate the Companies,” id. at ¶¶ 38-41;

4.         “The Court erred in ruling that the Rehabilitator must prove that further rehabilitation would serve no useful purpose in order to establish continued rehabilitation is futile and in rejecting the Rehabilitator’s position that rehabilitation is futile if rehabilitation is not feasible,” id. at ¶¶ 42-44;

5.         “The Court erred as a matter of law by ruling that a liquidation could not be ordered unless the Rehabilitator first puts into place a rehabilitation plan that fails,” id. at ¶¶ 45-55;

6.         “The Court erred as a matter of law by precluding the testimony of the Rehabilitator’s expert witness Vincent Bodnar,” id. at ¶¶ 56-68;

7.         “The Court erred as a matter of law in admitting the speculative and unsupported testimony of Intervenors’ experts, Steven [sic] Holland and Karl Volkmar,” id. at ¶¶ 69-84;

8.         “The Court erred as a matter of law in precluding evidence regarding the financial condition of the Companies in 2010 and 2011, and then admitting into evidence incomplete financial data for 2010 when offered into evidence by Intervenors,” id. at ¶¶ 85-86; and

9.         “The Court erred in holding that a Rehabilitation plan may treat some policyholders or creditors, including the guaranty associations worse than they would be treated in liquidation.” Id. at ¶¶ 87-89.

With few exceptions, the Motion is fatally deficient in that it fails to specify how or where within the ponderous record the Rehabilitator timely raised and preserved any of these purported grounds during the underlying proceedings.

III.                          STANDARD OF REVIEW

The standard of review for a post-trial motion is the same at both the trial court and appellate levels. See Hall v. Jackson, 788 A.2d 390, 397-98, 2001 PA Super 334 (2002),

citing Harman ex rel Harman v. Borah, 562 Pa. 455, 756 A.2d 1116 (2000) (stating appropriate standard of review of a motion for a new trial at both the trial court and appellate levels); see also Ciavarella v. Erie Ins. Exch., No. 37 C.D. 2009, 2010 Pa. Cmwlth. Unpub. LEXIS 257, at *6 (Pa. Cmwlth. April 28, 2010) (stating standard of review in a bench-trial for a post-trial motion for a new trial or for a post-trial motion for judgment to be rendered in the unsuccessful party’s favor).

In Harman ex rel Harman, Hall v. Jackson, and Ciavarella v. Erie Insurance Exchange, the Supreme, Superior, and Commonwealth Courts of Pennsylvania have all explained that in reviewing a post-trial motion for a new trial: “the trial court must follow a two-step process in responding to a request for a new trial. The trial court first must determine whether a factual, legal or discretionary mistake was made at trial. If the trial court determines that one or more mistakes were made, it must then evaluate whether the mistake provided a sufficient basis for granting a new trial.” Id. The same standard applies to a post-trial motion seeking judgment in the unsuccessful party’s favor. See Ciavarella, supra.

“A new trial is not warranted merely because some irregularity occurred during the trial or another trial judge would have ruled differently; the moving party must demonstrate to the trial court that he or she has suffered prejudice from the mistake.” Harman ex rel Harman, supra; Hall v. Jackson; supra. “A trial court abuses its discretion by rendering judgment that is patently unreasonable, arbitrary or capricious, or fails to apply the law, or was motivated by partiality, prejudice, bias or ill will.” See Ciavarella, supra, at *7, citing McManamon v. Washko, 2006 PA Super 245, 906 A.2d 1259 (2006). “Moreover, the admission or exclusion of evidence is within the sound discretion of the trial court and, reviewing a challenge to the admissibility of evidence, we will only reverse the trial court upon a showing that it abused its discretion or committed an error of law.” Id.; Commonwealth v. TAP Pharm. Prods., Inc., 36 A.3d 1112, 1186 (Pa. Cmwlth. 2011) (same) (quoting Cheng v. Se. Pa. Transp. Auth., 981 A.2d 371 (Pa. Cmwlth. 2009)).

In addition, Rule 227.1(b)(1) and (2) sets forth explicit requirements that must be met when submitting a motion for post-trial relief. If the requirements are not met, “relief may not be granted.” The requirements are as follows:

(b) Except as otherwise provided by Pa.R.E. 103(a), post trial relief may not be granted unless the grounds therefor,

(1) if then available, were raised in pre-trial proceedings or by motion, objection, point for charge, request for findings of fact or conclusions of law, offer of proof or other appropriate method at trial; and

(2) are specified in the motion. The motion shall state how the grounds were asserted in pretrial proceedings or at trial. Grounds not specified are deemed waived unless leave is granted upon cause shown to specify additional grounds.

Rule 227.1(b).

“The import of the Rule is that the grounds for relief requested must have been raised in pre-trial proceedings or at trial and that those grounds must be stated in the motion.” Frederick v. City of Pittsburgh, 132 Pa.Cmwlth. 302, 306, 572 A.2d 850, 852 (1990) (denying city’s motion for post-trial relief and ruling that city waived grounds by failing to object at trial to fair market value testimony and state in its motion how the grounds for relief were otherwise asserted in pre-trial proceedings or at trial).

Subdivision (b)(1) mandates that grounds for relief may not be raised for the first time in the post-trial motions. Subdivision (b)(2) then places the burden on the party seeking relief to identify where and how the issue was preserved for review by requiring that the motion

“state the specific grounds for the relief sought and ‘how the grounds were asserted in pre-trial proceedings or at trial.’” Paul v. Lankenau Hosp., 524 Pa. 90, 96, 569 A.2d 346, 349 (1990) (reversing the Superior Court’s decision to allow the plaintiff’s improperly preserved defamation cause of action because the grounds set forth in his post-trial motion were boilerplate assertions that failed to meet the specificity requirements of Rule 227.1(b)(2) and the explanatory comment thereto). The Explanatory Comments from the 1983 adoption of Rule 227.1 explain that “[i]n requiring the motion to state the specific grounds therefor, motions which set forth mere ‘boilerplate’ language are specifically disapproved. A post-trial motion must set forth the theories in support thereof so that the lower court will know what it is being asked to decide.”

Accordingly, the consequences for failing to comply with subdivision (b)(2) are severe and explicit, the post-trial motion “may not be granted.” Rule 227.1(b); Commonwealth v. TAP Pharm. Prods., Inc., 36 A.3d 1112 (Pa. Cmwlth. 2011) (“The Commonwealth’s failure to indicate where in the ponderous transcript the trial judge made his erroneous rulings interferes with our ability to efficiently review the request for a new trial[.] For this reason, the request for a new trial should be deemed waived. Pa. R.C.P. No. 227.1(b)(2)”), citing Estate of Hicks v. Dana Cos., LLC, 2009 PA Super 220, 984 A.2d 943 (Pa. Super. 2009), appeals denied, 19 A.3d 1052, 19 A.3d 1051 (Pa. 2011) (appellants’ failure to cite to the place in the record where they objected to the trial court’s preclusion of evidence resulted in waiver); see also Hinkson v. Commonwealth, Dep’t of Transp., 871 A.2d 301, 303-304 & n.5 (Pa. Cmwlth. 2005) (ruling that because the Commonwealth’s motion for post-trial relief did not state how any of the grounds were asserted in pre-trial proceedings or at trial, the Commonwealth waived all issues), citing Hall v. Jackson, 788 A.2d 390 (Pa. Super. 2001); Moore v. City of Philadelphia, 131 Pa.Cmwlth. 586, 571 A.2d 518 (1990), appeal denied, 527 Pa. 589, 588 A.2d 511 (1991); Commonwealth v.

Holzer, 480 Pa. 93, 389 A.2d 101 (1978) (Pennsylvania Supreme Court would not impose a burden upon itself to search the record to determine if assignments of error set forth in post-trial motions were properly preserved or argued).

The larger the record, the stricter adherence to this rule must be, and the more important it is for the moving party to specifically identify for the Court and the opposing party where in the record the grounds for relief were raised. In Merrell v. Chartiers Valley School District, No. GD 99-11670, 2011 Pa. Dist. & Cnty. Dec. LEXIS 341, at *8 (Pa. Com. Pl. Aug. 12, 2011), the Court of Common Pleas of Allegheny County denied a 98 paragraph post-trial motion that was 22 pages in length but made no reference to where in the transcript the grounds for the post-trial relief were raised. Judge O’Reilly wrote in words equally applicable to the Rehabilitator’s 89 paragraph, 20 page Motion that:

The plethora of exceptions and the paucity of citation to the record calls to mind the admonition of Judge Ruggero Aldisert of the U.S. Court of Appeals for the 3d Circuit who has opined:

...when I read an appellant’s brief that contains ten or twelve points, a presumption arises that there is no merit to any of them. I do not say that this is an irrebuttable presumption, but it is a presumption nevertheless that reduces the effectiveness of Appellate advocacy.

Aldisert. The Appellate Bar – Professional and Professional Responsibility - A View From The Jaundiced Eye of One Appellate Judge 11 Cap. U.L. Rev. 445, 458 (1982).

Id. (internal quotation marks removed).

IV.       ARGUMENT

A.        The Court did Not Err by Directing the Rehabilitator to Develop and Submit a Plan of Rehabilitation

The Rehabilitator first asserts that the Court lacks authority to order him to “file a plan of rehabilitation at all if the rehabilitator does not believe that such a plan is viable or appropriate. . . .” Motion at ¶ 25 (emphasis added). He also asserts that the Court erred by ordering him to submit a rehabilitation plan “within any particular time period” and concludes “even if a rehabilitation plan could be crafted, it is not possible to do so in the ninety day window permitted by the Court.” Id. at ¶¶ 25-26. Next, he assigns error to the Order that he develop a rehabilitation plan in consultation with the Intervenors. See id. at ¶¶ 28-30. Finally, he asserts that the Court erred by ordering him to develop a rehabilitation plan to “address and eliminate the inadequate and unfairly discriminatory premium rates for the OldCo business.” Id. at ¶¶ 31-34. These issues are without merit and otherwise waived.

1.         The Rehabilitator has waived these issues pursuant to Rule 227.1(b)(1) and (2)

Preliminarily, these issues are waived because the Rehabilitator improperly raises grounds for relief for the first time in the Motion. See Rule 227.1(b)(1).7 The Intervenors are not aware of any objections by the Rehabilitator challenging the Court’s power to require him to prepare and submit a plan to address premium rates at any time during the proceedings. See id. Likewise, the Intervenors’ proposed order submitted with their Proposed Findings requested that they be consulted in the preparation of a rehabilitation plan. The Rehabilitator never raised any objection to this requested relief with the Court. See id.; see also Rehabilitator’s Hearing Reply Brief dated February 7, 2012, at 159 (referring to proposed order and request for consultation and failing to state any argument or objection that the grant of such relief would exceed the Court’s authority under Article V).

7           As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

The Rehabilitator has also waived any issue concerning the Court’s authority to order him to develop a rehabilitation plan or to submit a plan within a proscribed period of time by failing to object to prior orders requiring him to do so. Specifically, the Court’s Orders of January 6, 2009, which were never objected to by the Rehabilitator and remain in effect, required that the Rehabilitator prepare and file a rehabilitation plan within 90 days, as follows: “[o]n or before April 6, 2009, the Rehabilitator shall file a preliminary plan of rehabilitation with the Court, which shall include a timeline for the preparation of a final plan of rehabilitation.” R Ex. 11 at ¶ 15; DiMemmo Testimony, N.T. 2/2/11 at 156 (“we focused on the April 6th report that was due to the Court.”). Thus, this issue is waived because the Rehabilitator has never before objected to the Court’s authority to order him to prepare and submit a rehabilitation plan or to set deadlines for doing so. In any event, the Court should deny the Motion because these issues lack any merit.

2.         Article V authorized the Court to issue the Order of May 3, 2012, and to enforce the Orders of January 6, 2009

Article V clearly gives the Court authority to issue rehabilitation orders, oversee the rehabilitation process, direct the administration of the insurer’s assets pursuant to its orders and to make and enforce a decision rejecting a liquidation petition and continuing rehabilitation by issuing appropriate orders. See 40 P.S. §§ 221.4 (endowing the Court with exclusive jurisdiction and venue to hear or determine proceedings under Article V); 221.5 (authorizing the Court to issue restraining orders, preliminary and permanent injunctions, and other orders as deemed necessary and proper to prevent, inter alia, interference with the proceeding, waste of the insurer’s assets and any other “threatened or contemplated action that might lessen the value of the insurer’s assets or prejudice the rights of policyholders, creditors, or shareholders, or the administration of the proceeding”); 221.12 (authorizing the Court to issue seizure orders and define the duration of such orders, to order a hearing and review and vacate the order); 221.13 (authorizing the Court to hold summary proceedings and control the confidentiality of documents related to such hearings); 221.15 (authorizing the Court to determine if grounds for rehabilitation exist and to issues rehabilitation orders “after a hearing before the court or pursuant to a written consent of the insurer” and to direct the Insurance Commissioner to administer the assets of the insurer “under the orders of the court”); 221.16 (authorizing the Court to approve, disapprove or modify and approve as modify a rehabilitation plan and directing the rehabilitator to carry out the plan pursuant to the Court’s approval); 221.17 (authorizing the Court to order the rehabilitator to take action respecting pending litigation against the rehabilitator “as the court deems necessary in the interest of justice and for the protection of creditors, policyholders, and the public); 221.18, .20 (authorizing the Court to determine whether a rehabilitation should be converted into a liquidation and to issue orders governing the liquidation, and empowering the Court to terminate the rehabilitation at any time upon its own finding and motion).

Together, these provisions of Article V clearly give this Court broad powers to issue and enforce orders in furtherance of its authority to oversee the rehabilitation process and direct the administration of the assets of the insurer with the goal of protecting creditors, policyholders and the public. That necessarily includes the authority to order the Rehabilitator to develop and submit an appropriate rehabilitation plan within a reasonable time frame, especially where his refusal to do so violates or threatens to violate a rehabilitation order or threatens harm to policyholders, creditors and the public. The Court’s role of providing a check on the Rehabilitator is especially important in circumstances such as these where the Court has found that the rehabilitation “has languished since the liquidation petitions were filed” and therefore a rehabilitation plan, including an action plan for obtaining critical rate increases, must be developed and submitted as soon as possible. Opinion at 162.

In addition, the Court’s provision of a deadline for submitting a rehabilitation plan was appropriate because “[e]very court has the inherent power to schedule disposition of the cases on its docket to advance a fair and efficient adjudication.” Luckett v. Blaine, 850 A.2d 811, 819 (Pa. Cmwlth. 2004); see also Rule 227.1(a)(5) (trial court has authority to “enter any other appropriate order” after trial); Tanglwood Lakes Community Ass’n v. Laskowski, 420 Pa. Super. 175, 178, 616 A.2d 37, 39 (1992) (holding that a trial court’s order remained in effect, and thus the trial court had authority to impose sanctions when the party failed to comply with the order, despite post-trial motions and the subsequent appeal because the party had never obtained a stay of the order from any court); Tucker v. Tours, 602 Pa. 147, 153, 977 A.2d 1170, 1174 (2008) (stating that absent a supersedeas or a stay, the lower court can enforce its orders upon the parties, even while an appeal is pending) (citing Pa. R. App. P. 1701(b)(2)).

Moreover, the Court has inherent authority to require compliance with its Orders of January 6, 2009 including through the issuance of the Order of May 3, 2012. As stated above, the Rehabilitator has been subject to the Court’s rehabilitation Orders of January 6, 2009 throughout these proceedings. The Rehabilitator consented to the Court’s inherent authority to control the proceedings before it, including setting deadlines and ordering a plan of rehabilitation, when he requested a rehabilitation order from this Court and failed to object to the Court’s January 6, 2009 Orders requiring him to prepare and submit a rehabilitation plan and to submit a preliminary plan of rehabilitation within 90 days thereof.

As this Court explicitly recognized in Legion, filing liquidation petitions does not relieve the Rehabilitator of his obligation to continue to pursue rehabilitation in accordance with this Court’s rehabilitation orders. Specifically, in Legion this Court cautioned the Rehabilitator that “[i]f the Insurance Department obtains consent to a rehabilitation, it has a responsibility to move directly on a plan that will correct the insurer’s problems. . . .” Legion at 1244. Here, the Rehabilitator obtained consent to the rehabilitations, and was ordered to “prepare a plan of rehabilitation” for the Companies. See Order of January 6, 2009 at ¶ 7. Commissioner Ario acknowledged that he was personally under Orders to rehabilitate the Companies, and he had no discretion to disregard those Orders. Ario Testimony, N.T. 2/11 at 190. Furthermore, “[o]nce the course of rehabilitation has been chosen by the Insurance Commissioner, it must be pursued unless and until the Commissioner satisfies this Court that the rehabilitation should be terminated under Section 518(a) of Article V and a liquidation order entered.” Legion at 1129. Nonetheless, the Court determined that the Rehabilitator “has not undertaken a meaningful effort to rehabilitate the Companies and, to the contrary, has acted to frustrate rehabilitation.”8 Opinion at 1. The Court’s denial of the Petitions reaffirms its initial rehabilitation orders and the Court remains authorized to enforce those orders by directing the filing of a plan of rehabilitation.9

8           The fact that there has been a liquidation hearing before a rehabilitation plan was filed and pursued to begin with makes this a rare and unusual circumstance making the Order necessary due entirely to the Rehabilitator’s actions. As this Court explained in Legion, in all but the rarest of cases a rehabilitation plan is necessary before there can be a legitimate basis to pursue liquidation to begin with. Legion, 831 at 1245. The Rehabilitator’s unsupported effort to sidestep this requirement and his statutory obligations have therefore made the Order necessary.

9           The Rehabilitator’s argument that he was provided only 90 days notice also ignores the fact that the Companies have been in rehabilitation, and the Rehabilitator subject to orders requiring him to develop and submit a rehabilitation plan, since January 6, 2009. The Rehabilitator has a duty to continue to rehabilitate the Companies unless and until a liquidation order is entered. Legion, 831 A.2d at 1229; Opinion at 29. Accordingly, the Rehabilitator should not be starting from scratch. He has years of prior preparation and expert analysis at his disposal, and the Intervenors and their experts are ready, willing and able to help meet the deadline. If the Rehabilitator feels that more time is needed to develop a rehabilitation plan, the appropriate method to seek relief from the Court’s

(continued...)

The Court’s authority to issue the Order directing the Rehabilitator to comply with his obligations to develop and submit a plan within 90 days is also an inherent part of the Court’s sole responsibility to determine when rehabilitation should continue or be converted into a liquidation pursuant to Section 518(a). Specifically, if the Rehabilitator seeks to convert a rehabilitation to a liquidation without written consent of the insurer, Section 518(a) requires the Rehabilitator to first petition the Court for an order of liquidation. The Legislature has directed that after any petition to liquidate under Article V has been filed, there be a hearing conducted in the Commonwealth Court’s original jurisdiction. See Legion at 1226, 1232 (citing Sections 518(a) and 520(b) of Article V and ruling that the Rehabilitator is not a “free agent”). Such a hearing has at least three outcomes: 1) the petitions are granted and liquidation is ordered; 2) the petitions are denied and the rehabilitation continues pursuant to the Court’s orders; or 3) the petitions are denied and the rehabilitation proceedings against the insurer terminated. Inherent to the petition and hearing requirements is the Court’s authority, after it conducts a hearing, to enforce a decision that continued rehabilitation is appropriate by ordering the filing of a plan of rehabilitation, which is necessary for the rehabilitation to move forward.

The Rehabilitator’s interpretation of the Act would make the Court’s role in approving or denying a liquidation petition inconsequential because an order denying the petition would simply devolve into a stalemate if the Rehabilitator were free to defy the Court’s decision by refusing to take any action if he disagrees with the decision. The Legislature could not have intended that this Court’s statutory obligation to conduct hearings and make decisions

(...continued)

Order is to file an application for extension of time with the Court. The Intervenors’ have already noted that they do not oppose the entry of an Order extending the time for submission of a rehabilitation plan by an additional 90 days as set forth in their June 22, 2012 filing.

concerning liquidation petitions to be a meaningless exercise subject to the whims of the Rehabilitator.

3.                                    The Court did not err by Ordering the Rehabilitator to consult with the Intervenors

The Court’s authority to order that “[t]he Rehabilitator shall develop a plan of rehabilitation of the Companies, in consultation with Intervenors. . .,” also falls squarely within the ambit of “improved methods for rehabilitating insurers, involving the cooperation and management expertise of the insurance industry” contained in Section 501(c)(ii) of Article V. While the Rehabilitator asserts that the Order violates 40 P.S. § 221.16(b) (Section 516(b) of Article V), the Motion fails to explain how consulting with the Intervenors would interfere with any of the Rehabilitator’s Section 516(b) powers.10 Further, the Court’s Order requiring the Rehabilitator to work with the Intervenors is clearly justified given the Court’s finding that the Rehabilitator “has not undertaken a meaningful effort to rehabilitate the Companies and, to the contrary, has acted to frustrate rehabilitation,” Opinion at 1, and that the delay has been caused by the Rehabilitator’s blind reliance on the unreliable projections and speculation of his chosen experts and advisors. See id. at 157-8, 162. Given the Court’s rejection of the unsupported findings of the Rehabilitator’s representatives and acceptance of the Intervenors’ findings after 31 days of hearing testimony and arguments, together with the need to develop and submit a rehabilitation plan as soon as possible and the Rehabilitator’s assertion that developing a plan is too complicated for him to accomplish within the required time, the Court’s instruction to consult with the Intervenors is clearly justified and does not amount to reversible error.

10                                    As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

4.                                    The Court did not err by Ordering the Rehabilitator to address unfair premium rates in the plan of rehabilitation

The Rehabilitator’s argument that the Court erred by ordering him to develop a rehabilitation plan to address and eliminate the inadequate and unfairly discriminatory premium rates for the OldCo business equally lacks merit and should be denied.11

The authorities cited by the Rehabilitator do not support any such proposition. First, Foster v. Mutual Fire, Marine and Inland Insurance Co., 531 Pa. 598, 614 A.2d 1086 (1992), affirming sub nom., remanding in part, Grode v. Mutual Fire, Marine and Inland Insurance Co., 572 A.2d 798 (Pa. Cmwlth. 1990) does not support the proposition that the Court erred by ordering the Rehabilitator to develop and submit a plan of rehabilitation that addresses premium rates. See Opinion at 146 (noting that Mutual Fire concerned the objections of individual policyholders to a formal rehabilitation plan that they believed should be modified or rejected, lest they receive inequitable treatment). Second, Larson v. Pennsylvania Turnpike Comm’n, 490 A.2d 827, 830 (Pa. 1985) is also not relevant because it involved the issue of this Court’s conferral of power to the Vice Chairman of the Pennsylvania Turnpike Commission until the Governor could nominate and the Senate could confirm a person to take the vacant fifth seat of the Commission. The Supreme Court ruled that this Court should have required the Commission to permit discovery and the development of a sufficient evidentiary record to rule on the injunctive relief sought because a request for an injunction almost always involves questions of law as well as fact. Nothing in Larson supports the proposition that the Court erred in fashioning the Order.

11                                    As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

Furthermore, the Rehabilitator fails to accord sufficient significance to the Court’s power to either approve or disapprove the plan proposed, or modify it and approve it as modified. See Section 221.18(b) of Article V; see also this Brief, Sections IV.A.2. above, and IV.I. below.

The issue raised by the Rehabilitator is also not fully supported by the language of the Order. The Rehabilitator contends that “[w]hile the Rehabilitator is cognizant that the premium rates would need to be addressed in any rehabilitation plan, with due respect, it is the Rehabilitator who is has [sic] the authority to determine the ‘necessary and expedient’ action to correct the Companies’ financial condition. 40 P.S. § 221.16(b).” Motion at ¶ 31. The Rehabilitator also contends that “[t]he Court’s Order directs the Rehabilitator to prepare a rehabilitation plan in accordance with the Court’s view of the best way to rehabilitate the Companies based on the Court’s view of the interests of policyholders, creditors and the public....” Id. at ¶ 34. However, while the Opinion offers guidance regarding lawful rehabilitation methods and some aspects of what a plan must address in order to obtain the Court’s approval, the Order itself leaves the Rehabilitator latitude in how to address the unfair premium rates when preparing the plan of rehabilitation.

In summary, the Rehabilitator admits that he does not seriously dispute that any plan of rehabilitation must address premium rates. Motion at ¶ 31. He also concedes that the Court has the power to order the Rehabilitator to modify a plan after it is submitted to the Court in order to address unfair premium rate disparities. Id. at ¶ 22. Accordingly, the Rehabilitator’s argument that this Court somehow lacks the authority to instruct him in advance to address unfair premium rates in the plan after presiding over 31 days of testimony and argument and examining thousands of pages of evidence related to the rehabilitation, does not hold water. This is especially true here, where the Rehabilitator has done little if anything over the past two and a half years to pursue the rate increases he has conceded are crucial or to comply with the rehabilitation Orders. Accordingly, this exception to the Court’s Order lacks merit and should be denied.

B.                                 The Court Properly Ruled That Deference to the Rehabilitator is Not Appropriate Where the Court Must Apply Specific Statutory Standards to the Evidence Presented

The Rehabilitator asserts that the Court should not substitute its judgment for the judgment of the Rehabilitator and exceeded its authority by not deferring to his determinations that rate increases and policy modifications should not be implemented under these circumstances. Motion at ¶¶ 36, 37. The Rehabilitator’s exception should be denied for several reasons.

First, these issues are waived because the Rehabilitator improperly raises grounds for relief for the first time in the Motion. See Rule 227.1(b)(1).12 The Intervenors are not aware of any argument previously offered by the Rehabilitator that is framed as broadly as the Motion does now. In fact, the Rehabilitator never before argued that the Court erred by failing to defer to his purported determinations that rate increase and policy modifications should not be implemented. Commissioner Ario never even ruled out policy modifications, and therefore could never have made any purported decision ruling them out that deserves deference. Commissioner Ario testified that “the worst case scenario for consumers is a liquidation” and that he “absolutely favor[s] rehabilitation,” where “you’re able to move with more nimbleness.” Consistent with those sentiments, Commissioner Ario never ruled out the concept of a

12                                    As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

rehabilitation that would limit certain policyholders’ benefits. Ario Testimony, N.T. 2/11 at 25-6, 34.

Second, as set forth in more detail in sections IV.C. & D. below, the Court applied the appropriate legal standard set forth in Legion that deference to the Rehabilitator is not appropriate in considering liquidation petitions pursuant to 40 P.S. § 221.18, and the Rehabilitator waived any argument that a different standard applies when he filed memoranda accepting that standard during these proceedings.

Third, this Court rejected the same deference argument, and the Pennsylvania Supreme Court affirmed that decision, when the Insurance Commissioner made the argument in his unsuccessful post-trial motion and appeal in Legion. See Memorandum of Law in Support of the Rehabilitator’s Post-Trial Motion and Motion for Reconsideration of the June 26, 2003 Opinion and Order on Petitions for Liquidation, Koken v. Legion Ins. Co., Doc. No. 183 M.D. 2002, at 8-15 (Pa. Cmwlth. July 3, 2003) (arguing that the Court erred by failing to give the Rehabilitator deference in “all rehabilitation matters”); Rehabilitator’s Jurisdictional Statement in Support of Her Notice of Appeal, Koken v. Legion Ins. Co., Doc. No. 183 M.D. 2002, at 4 (Pa. Cmwlth. July 25, 2002) (appealing “[w]hether the Court erred in not according deference to the decision of the Insurance Commissioner[.]”).

Finally, even if some level of deference to the Rehabilitator’s decision to pursue liquidation were appropriate here—and it is not—the Court’s findings amply establish that the Rehabilitator abused his discretion by pursuing liquidation. Specifically, the Court weighed all of the evidence presented and determined that the Rehabilitator’s “entire futility argument is premised upon Milliman’s projections, which have fluctuated wildly. . . . Using these inherently unreliable numbers, the Rehabilitator shoots down the various proposed rehabilitation options based primarily upon speculation about what state regulators will or will not do in the context of a court ordered rehabilitation. The Rehabilitator’s futility argument is a proverbial house of cards.” Opinion at 156. This Motion has not challenged those findings or provided any basis to overturn them. Accordingly, even if not waived, these arguments should be denied for all the reasons set forth in the Court’s Opinion and this Brief.

C.                                The Court Applied the Correct Legal Standard and Burden of Proof

The Rehabilitator argues that the Court erred by requiring him to prove actual risk of loss or actual futility as opposed to only that he “has reasonable cause to believe that further attempts to rehabilitate the Companies would substantially increase the risk of loss to creditors, policy and certificate holders or the public or that further attempts to rehabilitate would be futile.” Motion at ¶¶ 38-40. Additionally, he argues that the Court should have applied an “adverse inference” against the Intervenors for failing to offer their own evidence proving that a rehabilitation plan will be successful. As set forth in the Opinion, the Rehabilitator’s proposed standard has been properly rejected by this Court on several occasions. Moreover, the Rehabilitator waived any argument that a different standard applies by conceding the standard and burden of proof on several occasions during the hearing.13

As the Rehabilitator acknowledges in paragraph 40 of his Motion, the standard the Court imposed was the same standard that was established in Legion. See id., 831 A.2d at 1229-30. Nevertheless, he argues that the standard was never adopted by the Pennsylvania Supreme Court. Id. However, Legion was affirmed by the Pennsylvania Supreme Court and is

13                                    As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

the controlling law governing this case.14 See Commonwealth v. D.M., 548 Pa. 131, 695 A.2d 770, 772 n.1. (1997) (holding that the precedential effect of an intermediate appellate court’s opinion changes when it is expressly approved by the Supreme Court of Pennsylvania because “[t]his court is free to adopt the reasoning set forth in any opinion by any judge in any court in any jurisdiction, whether written for a majority, a concurrence, or a dissent; when we do so, the source becomes irrelevant and the precedent is binding on all courts in the Commonwealth.”); see also Commonwealth v. Tilghman, 543 Pa. 578, 589, 673 A.2d 898, 904 (1996) (holding that a per curiam affirmance on the basis of a lower court opinion means that the Supreme Court agrees with the lower court’s rationale employed in reaching its final disposition); see also Opinion at 30, n.18.

Accordingly, for all the reasons set forth in the Court’s Opinion at 120-3, 156-7, Intervenors’ Proposed Findings at 20-33 and Intervenors’ Hearing Reply at 14-15, 17-19, 33-38, this Court properly concluded that deference to the Rehabilitator is not appropriate, and the Rehabilitator must prove objectively—and not just that he had reasonable cause to believe—that one of the two prongs is met.

The Rehabilitator has also waived any right to challenge the Court’s application of the Legion standard in this matter by conceding that he had the burden of proving that one of

14                                    In Legion the Insurance Commissioner specifically appealed the standard employed by this Court, arguing that the Court should have provided the Rehabilitator greater deference and placed the burden on the insurer to establish that rehabilitation was feasible. See Rehabilitator’s Jurisdictional Statement in Support of Her Notice of Appeal, Koken v. Legion Ins. Co., Doc. No. 183 M.D. 2002, at 4 (Pa. Cmwlth. July 25, 2002) (appealing “[w]hether the Court erred in not according deference to the decision of the Insurance Commissioner...that is was necessary and appropriate to seek entry of liquidation orders” and “[w]hether the Court erred when it concluded that a different standard should be applied to a petition for liquidation where the petition is filed while the insurer is in rehabilitation”).

the prongs of the Legion liquidation standard had been met and later arguing that the standard is “not” based on the Rehabilitator’s “own knowledge or belief.” See Opinion at 123; Rehabilitator’s Memorandum of Law in Opposition to Intervenor’s Motion to Exclude Argument Concerning Liquidation Standard, November 16, 2010, at 3-4 (conceding that he has the burden of proving that one of the prongs of the Legion standard can be met); Rehabilitator’s Hearing Reply at 149 n.13 (arguing that the Legion standard is “not that the Rehabilitator must show his own knowledge or belief”). Accordingly, after conceding that the Legion standard applies to these proceedings and that it is his burden to meet that standard, the Rehabilitator cannot now argue that the Court should have: (i) applied a standard other than the one set forth in Legion; (ii) placed the burden on the Intervenors; or (iii) applied a standard that is based on “his own” reasonable cause to believe.

Additionally, as discussed in Section IV.B. above, the Court thoroughly weighed the evidence and concluded that the Rehabilitator’s liquidation decision was based on unreliable projections and speculation. Opinion at 155-6. The Rehabilitator does not challenge those findings of fact and there is no evidence upon which the Court could conclude that the Rehabilitator had reasonable cause to believe that further attempts to rehabilitate the Companies would substantially increase the risk of loss to creditors, policy and certificate holders or the public, or that further attempts to rehabilitate would be futile when he made the decision to pursue liquidation to begin with. See Opinion at 155-6; Intervenors’ Hearing Reply at 144-65. Accordingly, the Petitions would still be denied even under the standard proposed by the Rehabilitator and there are no grounds to reverse the Court’s decision.

Further, because the Court applied the proper standard from Legion and the burden never shifted to the Intervenors to prove that a viable rehabilitation option exists, there was no legal basis to apply any “adverse inference” against the Intervenors. Further, the Rehabilitator’s adverse interest argument and cited authority, all of which are irrelevant or inapposite, are addressed in detail in the Intervenors’ Hearing Reply at 19-31 (specifically addressing the cases cited in the Motion at 24-26), and the Motion should be denied on these grounds for all the reasons set forth therein.

Finally, the Rehabilitator misstates the record by suggesting that the only evidence of potentially viable rehabilitation options amounted to seeking rate increases in excess of 300%. Although the Court accepted the Intervenors’ expert’s rate increase assumptions for purposes of determining the futility of continuing rehabilitation and explicitly rejected the premium rate increase assumptions of the Rehabilitator’s expert, Opinion at 106, the Court did not find that the 300% aggregate rate increase scenarios cited by the Rehabilitator represented the only viable rehabilitation option and that was not their purpose. As this Court explicitly states, the 300% aggregate rate increase scenario was developed and used appropriately by the Intervenors’ expert simply to demonstrate that the Companies could meet their future obligations with actuarially justified rate increases that were achievable and reasonable based on the expert’s experience. This does not suggest that the 300% aggregate rate increase scenario was the only approach the Companies could ultimately employ to meet their obligations. Id. at 111-2. To the contrary, the Court’s Opinion addresses a number of potentially viable rehabilitation strategies that were discussed during these proceedings—many of which were identified by the Rehabilitator in his preliminary plan of rehabilitation—including benefit reductions, policy transfers, rate increases and various combinations of these approaches, and found that the Rehabilitator had failed to meet his burden of showing that any of them would be futile. Opinion at 77-82, 138-56.

Accordingly, the Rehabilitator’s suggestion that the 300% aggregate rate increase scenario represents the only evidence regarding a viable means of rehabilitating the Companies is a red herring that does not support his request to reverse the Court’s decision.

D.                                The Court Applied the Correct Definition of Futility and Properly Rejected the Rehabilitator’s Argument that Rehabilitation is not Feasible

The Rehabilitator argues that once an insurer has been shown to be insolvent, the test for whether rehabilitation would be futile is whether there is some feasible method of rehabilitating the insurer, relying on Sheppard v. Old Heritage Mut. Ins. Co., 492 Pa. 581, 594, 425 A.2d 304, 310 (1980).15

This Court has rejected the same argument based on the Sheppard decision on multiple occasions. This is the same argument that was offered by the Insurance Commissioner in the Post-Trial Motion for Reconsideration in the Legion case. See Memorandum of Law in Support of the Rehabilitator’s Post-Trial Motion and Motion for Reconsideration of the June 26, 2003 Opinion and Order on Petitions for Liquidation, Koken v. Legion Ins. Co., Doc. No. 183 M.D. 2002, at 7-15 (Pa. Cmwlth. July 3, 2003) (citing Sheppard and arguing that the insurer has the burden of showing that rehabilitation is feasible under the same standard that applies when an insurer is contesting liquidation outside of rehabilitation). Just as it did in Legion, in this case the Court properly concluded that the Sheppard decision is inapplicable because it involved completely different facts, an insurer with a history of “gross mismanagement” and “illegal business practices” and a liquidation proceeding pursuant to Section 520, not an attempt to convert a rehabilitation to a liquidation pursuant to the statutory requirements of Section 518 of

15                                    As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

Article V.16 Accordingly, the Motion should be denied for all the reasons set forth in the Court’s Opinion at 134-6 n.52, the Intervenors’ Proposed Findings at 20-22 and the Intervenor’s Hearing Reply at 15-19, 33-38.

E.        The Court Properly Ruled That the Record did Not Support a Liquidation Order Where the Rehabilitator Failed to Make an Earnest Effort to Rehabilitate the Companies

Next the Rehabilitator argues that the Court erred as a matter of law by concluding that futility could not be proven unless the rehabilitator adopts a rehabilitation plan that fails. Motion at ¶ 45.17 The Rehabilitator is wrong and misstates the Court’s Opinion. The Court never states that a rehabilitation plan always must be implemented and “fail” to prove futility. It concluded that the Rehabilitator has the burden of establishing futility but that he was unable to do so based on the evidence he submitted, which did not include any evidence regarding efforts to implement and track the progress of a rehabilitation plan. The evidence also failed to establish that this was one of the extreme circumstances where futility could be established without any attempt to implement a rehabilitation plan. Opinion at 135-6, 155-6.

In other words, the Court did not blindly reject the Rehabilitator’s futility argument simply because he had not submitted a rehabilitation plan as the Rehabilitator suggests. Motion at ¶¶ 45, 55. As it did in Legion, the Court observed that typically “[o]nly with the filing of a plan, even in the most preliminary form, is it possible to track progress and establish the plan’s viability or its futility.” Opinion at 135-6, 156 citing Legion, 831 A.2d at 1245. But the

16         The procedure followed in Sheppard are further distinguishable in that the findings of fact there were made by a “hearing examiner specially appointed” and not before the Commonwealth Court itself. 492 Pa. 581, 586, 425 A.2d 304, 306.

17         As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

Court did not stop there. It thoroughly examined the evidence presented and determined as a matter of fact that the Rehabilitator’s position rested upon only unreliable projections and speculation.

Essentially, the Rehabilitator offers excuses, arguing that various rehabilitation option, i.e., rate increases, benefit reductions and transfer of policies, either will not work or will be exceedingly difficult in today’s regulatory environment. The Rehabilitator’s entire futility argument is premised upon Milliman’s projections, which have fluctuated wildly and which the Court has already deemed unreliable. Using these inherently unreliable numbers, the Rehabilitator shoots down the various proposed rehabilitation options based primarily upon speculation about what state regulators will or will not do in the context of a court ordered rehabilitation. The Rehabilitator’s futility argument is a proverbial house of cards.

Opinion at 156. Accordingly, the Rehabilitator failed to meet his burden due to the unreliable and speculative nature of the evidence that he offered and not merely due to the absence of a rehabilitation plan.

The Court recognized that futility might be established even in the absence of a plan in “circumstances where the insurer’s finances are in total disarray, loss reserves against claim liabilities are drastically understated and investments chimerical.” Motion at ¶ 53 citing Legion, 831 A.2d at 1245. The Court explained that to meet that standard “the Department must prove as a matter of fact, that an insolvent insurer’s immediate financial circumstances are in such disarray that they are completely unsalvageable.” Opinion at 135 citing Legion, 831 A.2d at 1245. The Court then examined the evidence offered by the Rehabilitator and concluded that the Rehabilitator had failed to meet this standard.18 Opinion at 135-62. Accordingly, the Motion

18         As recognized by the Rehabilitator’s Preliminary Plan and the testimony of his expert, the condition of the Companies that prompted rehabilitation was not caused by cash flow issues. The Companies have sufficient liquid assets and cash flows to pay claims for the foreseeable future. Preliminary Plan, P Ex. 335 at 41; Mohoric Testimony, N.T. 2/22 at

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should be denied for all the reasons set forth in the Court’s Opinion, and the Intervenors’ Proposed Findings at 22 and Hearing Reply at 15-20.

F.         The Court did Not Err by Precluding Bodnar’s Testimony and Reports

The Rehabilitator asserts that the Court erred as a matter of law by precluding Bodnar’s testimony and his two reports. Motion at ¶¶ 56-68. This issue lacks merit and should be denied for the reasons set forth in the Bodnar Motion, at oral argument on November 9, 2010, by the Opinion at pages 40-41, and for the following additional reasons set forth below.19

First, the Court controls discovery and has inherent authority to enter special orders “in the interests of justice.” Rule 4007.3, Explanatory Comment—1978. With regard to the conduct of the trial, “the court may make and enforce rules and orders covering any of the following matters, inter alia: (1) Limiting the number of witnesses whose testimony is similar or cumulative.” Rule 223(1); see also Pa.R.E. 403 (needless presentation of cumulative evidence may be excluded even if relevant). Furthermore, “[t]he admission or exclusion of evidence are matters within the sound discretion of the trial court, and will not be disturbed absent a clear abuse of discretion.” TAP Pharm. Prods., Inc., 36 A.3d at 1186; see also Ciavarella v. Erie Ins. Exch., No. 37 C.D. 2009, 2010 Pa. Cmwlth. Unpub. LEXIS 257, at *7. The Rehabilitator has not and cannot meet his heavy burden of demonstrating that the Court abused its discretion or

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8-9. Consequently, this is not a case where futility can be established without first making an attempt to rehabilitate them due to a financial condition that poses an immediate threat to policyholder or creditors. See Opinion at 1 (finding that the Companies currently have a combined $1 billion in assets and no debt, were meeting all of their obligation and had the ability to pay claims in full on a timely basis.)

19         As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

committed an error of law in precluding Bodnar’s testimony as irrelevant, cumulative, and untimely.

Second, the Court did not exclude Bodnar’s NOLHGA Memo, Rebuttal Report and testimony due to issues with a lack of independence or any other credibility issue. It excluded the NOLHGA Memo because, by its very terms, the report was an irrelevant post-liquidation analysis prepared “for the internal use of NOLHGA and its member Guaranty Associations . . . .” to address their liability concerns. Opinion at 40-41; Bodnar Motion at 7. Further the Court concluded that even if it were relevant, the NOLHGA Report was cumulative of Milliman’s assumptions and projections. Id. at 41. The Court was well within its discretion to make this determination. See Rules 223(1) and 4007.3; Pa.R.E. 403; MacDonald v. Chestnut Hill Hospital, Nos. 1330 and 2605, 2005 LEXIS 273, at *42-43 (Phila. Ct. Com. Pl. May 26, 2005) aff’d, 903 A.2d 61 (Pa. Super. Ct. 2006) (“In order to promote judicial economy and efficiency, the court ruled cumulative expert testimony would not be permitted, i.e., multiple experts would not be permitted to testify on the same issues for the same parties.”); Chester Upland School District v. Brown, 447 A.2d 1068, 1070-71 (Pa. Commwlth. 1982) (upholding the exclusion of cumulative expert testimony); TAP Pharm. Prods., Inc., supra; Ciavarella, supra.

Third, the Court excluded the Bodnar Rebuttal Report for several additional reasons, none of which were related to credibility. See Opinion at 40-41. The Court concluded that the report was untimely and prejudicial to the Intervenors because it raised many new issues, was submitted two weeks after Bodnar testified by deposition that he did not intend to present a written report on Volkmar’s work and just three weeks before the hearing was scheduled to commence. Id. Further, the Bodnar Rebuttal Report did not actually rebut the findings and conclusions of the Intervenors’ expert, and thus was an improper attempt to introduce evidence in “rebuttal” that should have been introduced as part of the Rehabilitator’s case-in-chief. Id. Moreover, it responded to issues raised by the Intervenors’ expert concerning the NOLHGA Report that were withdrawn and never raised during the hearing because the NOLHGA Report was irrelevant. Accordingly, Bodnar’s “rebuttal” testimony covering these issues was equally irrelevant. Id. Finally, the Court concluded that excluding the Bodnar Rebuttal Report did not prejudice the Rehabilitator because the same issues that were raised in the Bodnar Rebuttal Report could just as easily be addressed by several of the Rehabilitator’s other actuaries and expert witnesses, Lucker, Pfannerstill, and Mohoric, who were prepared to rebut the key aspects of the Intervenors’ expert’s report. Id. Again, none of these reasons for excluding the Bodnar testimony were simply issues of credibility, they were all well within the Court’s discretion and the Motion provides no basis to conclude that the Court abused that discretion or that the Rehabilitator was prejudiced as a result.

Fourth, the Rehabilitator asserts that Bodnar “was independent of Milliman.” Motion at ¶ 61. While not relevant to the Court’s Opinion, this statement is incorrect. As previously set forth by the Intervenors, “[t]here were dozens of meetings, discussions and e-mails between Bodnar and his staff and Milliman regarding the data, assumptions and projections of the Milliman report–on which the Rehabilitator relies in his quest for liquidation–and the data, assumptions and projections of Bodnar, including efforts to reconcile the reports and their assumptions. . . . Any suggestion that the NOLHGA Report is independent of the Milliman report or the influence of the Rehabilitator’s team is demonstrably false.” Bodnar Motion at 6 & n.9-10, Exhibit 1, Bodnar 10/29/10 Dep. Tr. at 155-167, 174-82, 219-23, 226-28, 236-7.

Fifth, the Rehabilitator asserts that “Intervenors were promptly provided with the Bodnar Report and Bodnar Rebuttal Report” and the “Intervenors had the opportunity to depose Bodnar.” Motion at ¶ 66. This is incorrect. “By agreement of counsel, the Rehabilitator’s expert reports were to be provided by August 9, 2010.” Bodnar Motion at 10. The Rehabilitator untimely served the Bodnar Rebuttal Report on November 9, 2010, after Bodnar’s deposition had taken place on October 29, 2010, and just three weeks before the liquidation hearing was scheduled to commence pursuant to the Order of November 5, 2010—and six days before the liquidation hearing had been scheduled to commence under the Order of September 23, 2010. Opinion at 41. In addition, the so-called Bodnar Rebuttal Report was produced only three days before pre-trial motions were due. Under these circumstances it is well within the Court’s discretion to exclude the evidence and testimony as untimely and prejudicial.

Sixth, the Volkmar Report was amended on October 13, 2011 to remove any references to Bodnar, and the NOLHGA Report that Bodnar had authored. See R Ex. 1058. The Rehabilitator has not shown that Volkmar testified on a point that would have been within the ambit of the Bodnar Rebuttal Report. The Bodnar Rebuttal Report states in its “Scope” section that it covers four areas summarized as follows: 1) a response to points raised by PTAC relating to Bodnar’s participation and the NOLHGA Report; 2) a response to points raised by the Volkmar Report that relate to the applicability of the results present in the NOLHGA Report outside of a liquidation context; 3) a summary of observations related to general differences of assumptions between the NOLHGA Report and the Volkmar Report; and 4) a summary of observations related to the projection results presented in the Volkmar Report. Because the Volkmar Report was amended to withdraw any references to Bodnar or the NOLHGA Report, and Volkmar did not testify regarding these points, no rebuttal along the lines of the first three points was necessary. Testimony by Bodnar on the fourth point would have been cumulative because Milliman’s Rebuttal Report, P Ex. 969 at 10 & Attachment C provided similar evidence. The Rehabilitator admits in the Motion that Bodnar would have offered opinion testimony “similar to the conclusion reached by Milliman” Motion ¶ 63. However, the Rehabilitator did not need a second witness to make the point in the Bodnar Rebuttal Report that Milliman had already made—to wit the extent of the rate increases referenced in the Volkmar Report. Accordingly, the Rehabilitator fails to show that the Court committed any irreversible error by precluding him from offering two actuaries to provide similar testimony.

Finally, the authorities cited by the Rehabilitator at the top of page 15 of the Motion are inapposite. None of the cited cases involved a court’s preclusion of expert testimony on the grounds that the proffered testimony was not relevant; was cumulative of other experts offered by the party; or was deemed in the court’s discretion to be prejudicial because the untimely production of an expert report interfered with the opposing party’s trial preparation.

Accordingly, this issue has no merit and should be denied.

G.                                The Court did Not Err by Admitting Holland’s and Volkmar’s Testimony

1.         The Rehabilitator fails to identify any error of law in admitting Holland’s testimony

The Rehabilitator asserts that the Court erred as a matter of law by admitting Holland’s testimony. Motion at ¶¶ 69-76. The Rehabilitator asserts that Holland’s testimony was “inadmissible because it was entirely speculative and fraught with conjecture” and “unsupported” and “based on conjecture and guesswork.” Motion at ¶¶ 69-71. The Rehabilitator notes that expert testimony “must be stated with reasonable certainty.” Motion at ¶ 71. The Rehabilitator inaccurately states without any citation to the transcript that “Holland testified, over the objection of the Rehabilitator, regarding his belief that medical advances will occur with respect to certain diseases that will have a positive financial impact on the Companies.” ¶ 75. (emphasis added). The Rehabilitator’s request for post-trial relief concerning Holland’s testimony has no merit for the following reasons.20

First, the Motion fails because it raises arguments for the first time. A careful review of the Holland Motion shows that it presented only the narrow argument that Holland’s opinion regarding future advances in treating Alzheimer’s Disease and dementia should be precluded. The Holland Motion failed to address the many dozens of opinions contained in the Holland Report regarding: (a) current treatments, therapies, and risk factor reductions available to delay the onset or reduce the severity of Alzheimer’s Disease and dementia; and (b) either current or anticipated advancements in treatments, therapies, procedures, and risk factor reductions for a host of other conditions including without limitation: (i) Parkinson’s disease and Parkinsonian dementia; (ii) multiple sclerosis; (iii) brain tumors, alcoholic encephalopathy, and Creuzfeldt-Jacobs disease; (iv) stroke cerebrovascular accident; (v) heart disorders and congestive heart failure; (vi) osteoarthritis and degenerative joint disease; (vii) musculo-skeletal group conditions; and (viii) cancer. This is a perfect example for why it is important to state in a motion for post-trial relief where the grounds were first asserted earlier in the proceedings, and it is galling that the Motion fails to do so. For this reason alone it should be denied.

Second, the Rehabilitator has not offered a fair representation of the record in the Motion. The Rehabilitator’s assertion that Holland testified “over the objection of the Rehabilitator” is just one more example of the Rehabilitator’s asserted grounds for relief that are not supported anywhere by the factual record. Motion ¶ 75. Although the Rehabilitator filed the

20         As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

Holland Motion before trial, the Court did not make a definitive ruling regarding any objection to the purported speculative nature of the Holland Report or Holland’s testimony. The Court said: “[i]t is very hard for the Court to make a determination without really going through the report as to whether or not it is going to be speculative.” N.T. 11/19/10, at 37:18-38:8. The Court’s pre-trial ruling was tentative, not definitive. The Rehabilitator could have asked the Court for clarification or a definitive ruling. He chose not to take that precaution. Moreover, the Court never instructed the Rehabilitator not to state any objections he might have at trial. Instead, the Court indicated that it had not read Holland’s report, and needed to see how parties dealt with Holland’s report at trial to determine whether the testimony therein was speculative.

The Rehabilitator was therefore required to state any objections he might have had regarding the purported speculative nature of Holland’s and Volkmar’s testimony at trial. However, the Rehabilitator made no objection to the introduction of Holland’s report and related exhibits into evidence, effectively waiving the Holland Motion. See Blumer v. Ford Motor Co., 2011 PA Super 99, 20 A.3d 1222, 1232 (2011) (noting that the 2001 amendment to Pa.R.E. 103(a) made it identical to F.R.E. 103(a), and holding that a motion in limine may preserve an objection for appeal without any need to renew the objection at trial, but only if the trial court clearly and definitively rules on the motion); Walden v. Georgia-Pacific Corp., 126 F.3d 506, 519 (3d Cir. 1997) (“where a district court makes a tentative in limine ruling excluding evidence, the exclusion of that evidence may only be challenged on appeal if the aggrieved party attempts to offer such evidence at trial....a party is only excused from an offer of proof at trial if the district court’s in limine ruling was definitive with no suggestion that the court would reconsider the ruling.”). Furthermore, the fact that the Holland Motion sought to exclude evidence at trial (rather than admit evidence) made it easier for the Rehabilitator to object at trial than it would have been for a party seeking to admit evidence to make an offer of proof. See Walden, 126 F.3d at 518, n.9.

After the Intervenors formally offered Holland as an expert at trial, the Rehabilitator’s counsel conducted a voir dire of Holland, after which the Rehabilitator did not state an objection. Holland Testimony, N.T. 10/24/11 at 36-44. The Court accepted Holland as an expert. See id. at 44. Thereafter, the Rehabilitator’s counsel stated “no objection” to the Intervenors’ moving the Holland Report into evidence. Id. at 48; Holland Report, R Ex. 794. On the second day of Holland’s testimony, the Rehabilitator’s counsel made two objections; both times the question was rephrased or dropped, and the Court did not have to and did not rule on either objection. Holland Testimony, N.T. 10/25/11 at 88-89. No objection was posed in response to a long list of Holland related documents that the Intervenors moved into evidence at the end of Holland’s testimony. Id. at 100-1. As a result, it never became necessary for the Court to make any rulings regarding objections with respect to Holland’s testimony offered at trial. Accordingly, the Rehabilitator’s assertion in the Motion that Holland testified “over the objection of the Rehabilitator” is demonstrably false.

Third, the Court did not err by admitting Holland’s testimony because the Court did find that “Holland testified to a reasonable degree of medical certainty”:

Holland devotes his professional life to monitoring medical advances that may impact long-term care insurance claims by disease prevention and treatment; his knowledge is both wide and deep. Holland testified to a reasonable degree of medical certainty that the medical advances he identified together with lifestyle changes and new treatments will ameliorate the Companies’ future claim payments.

Opinion at 100-1. The Court further noted that “[t]he Rehabilitator did not refute Holland’s testimony about the medical advances in treating and preventing the diseases and conditions that produce claims.” Id. at 98.

Fourth, the Rehabilitator offers nothing to suggest the Court has committed a “clear abuse of discretion” or otherwise erred by admitting Holland’s testimony. TAP Pharm. Prods., Inc., 36 A.3d at 1186; see also Ciavarella, supra, at *7. Holland offered credible evidence that continued rehabilitation will allow the Companies to benefit from ameliorated claims costs over time as a result of numerous current and anticipated medical advances. See Intervenors’ Proposed Findings at ¶¶ 1191-1297.

Fifth, the authorities advanced by the Rehabilitator fail to support the Rehabilitator’s contention that Holland’s testimony was inadmissible. In Helpin v. Trustees of the Univ. of Pa., 2009 PA Super 58, 969 A.2d 601, 617 (2009), the Superior Court affirmed the trial court’s admission and consideration of expert testimony on lost compensation. The university objected to the admission of plaintiff’s expert report on the ground that his opinion on the lost future compensation plaintiff would earn had he not been forced to resign as director of a clinic was too speculative. The Superior Court rejected this argument because the report provided an extensive listing of the documentation the expert considered in reaching his opinion. Likewise here, Holland’s expert report was extensively documented as it included an 18-page Master Reference List of the scientific literature he considered in reaching his opinions. Accordingly, Helpin supported permitting the introduction and consideration of Holland’s testimony.21

21                                    The other cases relied on by the Rehabilitator dealing with the admission of expert testimony deal primarily with the competency of expert testimony concerning an injury’s cause. See Hussey v. May Dep’t Stores, Inc., 238 Pa. Super. 431, 433, 357 A.2d 635, 636 (1976) (ruling that trial court did not err in refusing to strike expert testimony on causation); First Methodist Episcopal Church v. Bangor Gas Co., 388 Pa. 115, 130 A.2d 517, 519 (1957) (affirming preclusion of expert and opinion testimony on cause of explosion). This proceeding was not a causation case. Consequently, authorities discussing the competency of expert testimony concerning an injury’s cause are not pertinent. These cases are further distinguishable because in Hussey, the trial court

(continued...)

Sixth the Motion gravely mischaracterizes the record by asserting that “Holland admitted that he was unable to (i) identify a specific medical advance which would improve the Companies’ financial position (N.T. 10/24/11, 73:20-74:24)[.]” Motion at ¶ 16. In support of this false assertion, the Motion cites an inapposite portion of the record where Holland states that the focus of his Report was on PTNA’s and ANIC’s five most frequent claim conditions as set forth in the Conrad Memorandum, and testified that he did not speak with any of the people who formerly handled underwriting at Penn Treaty. That testimony has no bearing on Holland’s identification of specific medical advances which would improve – and in the case of many recent discoveries already are improving – the Companies’ future claims costs and financial conditions. In fact, Holland identified several dozen specific medical advances, therapies, and pharmaceutical drugs that have either recently been discovered, repurposed for new and beneficial uses, or that Holland anticipated would occur in the future, and that would impact the Companies’ future claims costs and financial conditions. See Reply Brief at 134-40. Holland also testified to a reasonable degree of medical certainty that specific medical advances, together with risk factor modification, lifestyle changes, and new therapies and treatments that are in the pipeline, will improve the Companies’ financial conditions by ameliorating their future claim payments. See Intervenors’ Proposed Findings at ¶¶ 1241, 1252, 1260, 1268, 1275, 1282.

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admitted the expert’s testimony and in Bangor, the Court precluded expert causation testimony because the experts were unqualified as they lacked experience on the topics of their proposed testimony of gas burning devices and combustion engineering. Here, the Rehabilitator’s motion in limine was made solely pursuant to Pa.R.E. 703; the Rehabilitator never disputed that Holland met the qualifications to testify as an expert under Pa.R.E. 702 due to his specialized training as a physician and experience as a physician and Univita Inc.’s Chief Medical Officer.

Finally, the Motion further mischaracterizes the record by asserting that “Holland admitted that he was unable to (ii) quantify any such impact on the Companies (N.T. 10/24/11, 182:6-9; 10/25/2011, 85:10-19); and (iii) advise when such advancement would incur [sic] (N.T. 10/25/11, 96:2-8, 11-23).” Motion at ¶ 76.22 In fact, Holland testified that, while he has not assigned a percentage with regard to the beneficial impact [on the Companies’ financial conditions], he “absolutely” knows the beneficial impact will happen, and that “[t]here is overwhelming data — 30 years of data to say there is a compression of morbidity and an increase in longevity.” N.T. 10/25/11, 96:2:23. Holland further testified that he provided a set of assumptions to Volkmar to simulate the impact of varying degrees of medical advancements on the Companies’ risk pools. See id. at ¶¶ 1283-84. Volkmar modeled the potential impact that some of these medical advancements identified by Holland could have on the Companies’ present value cash flow and present value of paid claims. See id. at ¶¶ 785, 1285-89. Moreover, the Motion’s assertion that Holland was unable to advise “when such advancement will occur” is also misleading in that the thrust of Holland’s testimony was that medical advancements which will positively impact the Companies’ financial conditions are being continuously made. See Reply Brief at 139-40.

Accordingly, the Court properly admitted Holland’s testimony.

2.                               The Rehabilitator fails to identify any error of law in admitting Volkmar’s testimony

The Rehabilitator next asserts that the Court erred as a matter of law by admitting the testimony of the Intervenors’ actuarial expert. The Rehabilitator argues that Volkmar was

22                                    Moreover, this argument appears to take exception with how the Court dealt with Holland’s testimony as a factual matter once it was in, not whether the Court erred in letting Holland’s testimony in. See Motion ¶ 76. The Rehabilitator fails to explain why this constitutes an “error as a matter of law.”

unable to testify with reasonable certainty regarding the Companies’ ability to achieve premium rate increases. Motion at ¶ 78. In support of this argument, the Rehabilitator states that “in 2006 the Companies were not obtaining the premium rate increases for which they applied.” Motion at ¶¶ 80-82. Consequently, the Rehabilitator vaguely concludes that Volkmar’s testimony was speculative and should have been precluded. Motion at ¶ 84. As explained below, this issue fails because it: seeks relief never before sought; is waived; is irrelevant; misconstrues Volkmar’s testimony; attacks the weight of Volkmar’s opinions rather than presenting a legitimate basis for excluding them under any Rule of Evidence; and is factually inaccurate.23

First, the Motion should be denied because it improperly and only vaguely raises issues regarding Volkmar’s testimony that were never before raised. Although the Rehabilitator filed the Volkmar Motion concerning limited aspects of Volkmar’s testimony, the Motion now broadly asserts that Volkmar’s testimony should not have been admitted at all. The Volkmar Motion, however, was narrow in nature and never sought to preclude Volkmar’s testimony as broadly as the Motion now requests. The Motion fails to make any showing that Volkmar in fact testified at trial in a manner that the Rehabilitator’s motion in limine sought to avoid. For this reason alone, the Motion should be denied.

Second, the Court noted that “[t]he parties stipulated to Volkmar’s qualifications to testify as an actuarial expert about matters within the scope of his report.” Id. at 42; see also N.T. 2/16/11 at 3-4 (describing stipulation ); Volkmar Testimony, N.T. 10/25/11 at 102-3 (same). Therefore, it is impossible to understand how the Rehabilitator can contend in the Motion that “Volkmar’s testimony was speculative and should have been precluded by the

23                                    As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

Court.” Motion ¶ 84. Furthermore, the Rehabilitator’s counsel stated no objections during the examination of Volkmar on the first or second day of his testimony. Volkmar Testimony, N.T. 10/25/11, N.T. 10/26/2011. No objection was posed in response to the Volkmar Report and a long list of documents related to Volkmar’s testimony that were identified and then subsequently moved into evidence. N.T. 11/2/11 at 107-109 (no objection to moving into evidence the Volkmar Report, R Ex. 1058 and related documents). If the Rehabilitator had any objections to specific questions with regard to the purported speculative nature of Volkmar’s testimony, he was required to raise such objections at trial. Because he did not, the Rehabilitator effectively withdrew the Volkmar Motion.24

Third, the Rehabilitator’s argument is irrelevant, because his backwards looking emphasis on the level of premium rate increases the Companies were able to achieve outside of a proper rehabilitation is not predictive of the rate increases the Companies are able to obtain in a true rehabilitation.25 Notably, the Court rejected “Milliman’s premise that future rate increases will be sought on a ‘business as usual’ basis. That will not be the case in a rehabilitation.” Opinion at 110. This is because “what management can do on its own initiative is a ‘correction,’ but it is not a rehabilitation undertaken pursuant to Article V, using all the tools that Article V provides. None of the experts stated what level of rate increases are obtainable in a true rehabilitation of a long-term care insurance company, especially if such rate increases are sought

24                                    The Court’s denial of the motions in limine concerning Volkmar and Holland did not constitute a “definitive ruling” either “admitting or excluding evidence.” Therefore, the provisions of Pa.R.E. 103(a)(2) are inapplicable. See Blumer v. Ford Motor Co., supra, 20 A.3d at 1232.

25                                    For example, the Court noted that Mr. Hunt testified that multiple, successive rate increases were done for Senior Health Insurance Company of Pennsylvania. See Opinion at 112 & n.43.

in tandem with other devices, authorized in a formal rehabilitation, such as modification to policy designs.” Opinion at 141-2, see also 140 n.54. Accordingly, the issues of the magnitude of rate increases the Companies were able to obtain in the past, and those they may be able to obtain outside of a rehabilitation context, are simply irrelevant to the Court’s decision that continued rehabilitation is not futile.

Fourth, the Rehabilitator’s argument misconstrues Volkmar’s testimony. As the Court stated, “Volkmar explained that United Health used rate increase assumptions that would allow the Companies to continue to meet their obligations and potentially emerge from rehabilitation in the future,” Opinion at 77-78. “United Health also analyzed the average rate increases for all OldCo policies should benefit caps be put in place for certain policyholders, who would then be relieved of rate increases.” Id. at 80-81. The Court further explained that Volkmar’s assumptions were not intended for use in a statutory financial statement. Opinion at 113. Volkmar’s assumptions were appropriate for these proceedings in order to evaluate whether a rehabilitation plan is futile:

The aggregate rate increase assumptions developed by Volkmar do not reflect the Companies’ experience over the last decade. They were developed to show the indicated rate need and the various ways that rate need could be achieved. They were appropriate for purposes of evaluating whether a rehabilitation is futile. Further, the Companies have never before submitted rate increase filings in the context of a court approved rehabilitation plan.

Opinion at 111-2.

Fifth, this issue is meritless because the Rehabilitator’s argument attacks credibility and weight. The Rehabilitator fails to address any evidentiary reason why Volkmar’s testimony on premium rate increases was inadmissible. See Northeast Fence & Iron Works, Inc. v. Murphy Quigley Co., Inc., 933 A.2d 664, 667 (Pa. Super. Ct. 2007) (affirming denial of motion in limine where such motion argued, rather than sought to exclude the evidence) (citing

Packel and Poulin, Pennsylvania Evidence, § 103.3 at 12) (additional citations omitted). The Motion fails to cite even one Rule of Evidence as to why Volkmar’s testimony should have been excluded from the hearing. See, e.g., Freed v. Geisinger Med. Ctr., 5 A.2d 212, 216 (Pa. 2010) (“if a witness has any reasonable pretension to specialized knowledge on the relevant subject, he may be offered as an expert witness, and the weight to be given his testimony is for the trier of fact”); Gaydos v. Gaydos, 693 A.2d 1368, 1377 (Pa. Super. 1997) (observing that the weight to be accorded to an expert’s testimony is for the fact-finder). For this reason alone, the Court should summarily deny this issue. In addition, the Motion states as grounds for the denial of Volkmar’s testimony certain deposition testimony offered by Hunt regarding the Companies’ irrelevant pre-rehabilitation experience with rate increases. However, the Court was well within its discretion to determine as a factual matter that Hunt’s testimony—that multiple, successive rate increases were done for SHIP—supported Volkmar’s testimony regarding rate increases. See Opinion at 112 & n.43.

Finally, the Rehabilitator’s argument is factually incorrect. This Court has ruled that “the admission or exclusion of evidence is within the sound discretion of the trial court.” See Ciavarella, supra, at *7, citing McManamon v. Washko, supra.; Commonwealth v. TAP Pharm. Prods., Inc., 36 A.3d at 1186 (same). Here, the Court determined as a factual matter that: “Volkmar testified that his rate increase scenarios were achievable based on his experience; that he ran tests to see if they were reasonable; and that based on those tests and his experience, his projected rate increases were achievable and reasonable. N.T. 10/27/11 at 98-100.” Opinion at 82. Volkmar’s reports were detailed, fit actual experience for time periods and policy durations where there was credible data, and used five times the number of exposures than Milliman for UHAS’s claim costs assumption. Opinion at 74. The Court accepted UHAS’s morbidity improvement assumption and rejected the premium increase assumptions of Milliman. Id. at 106. The Court also accepted UHAS’s rate increase assumption for purposes of determining the futility of continuing rehabilitation, and UHAS’s claim costs assumption. Id. at 106, 112-13. Further, the Court agreed with Volkmar’s observation that, in order for Milliman’s extreme changes to make any sense, there had to have been an event or factor that impacted both claims in process and claims in the future, and that no such event or factor was identified. Id. at 115.

Comparing Volkmar to the Rehabilitator’s actuarial expert, the Court found that:

Volkmar’s expert report and testimony were more persuasive, particularly in his responses to Milliman’s critiques. Further, Volkmar focused on the ultimate question in this proceeding, which is to determine whether, with or without benefit design changes, future premium revenue can be increased at the pace needed to pay future claims. The actuaries’ opinions were, in large part, the product of the exercise of actuarial judgment, and the Court finds Volkmar’s explanations for how he exercised his judgment more compelling.

Opinion at 120.

The Rehabilitator fails to state any valid grounds demonstrating that the Court erred by admitting Volkmar’s testimony. Accordingly, this issue is meritless and should be denied.

H.                                The Court Properly Denied the Rehabilitator’s Motion For Permission to Conduct Additional Discovery, and did Not Err by Admitting Separate 2010 Cash Flow Information Offered by Intervenors in Rebuttal

The Rehabilitator next asserts that the Court erred as a matter of law by “denying the motion filed by the Rehabilitator on August 31, 2011, during a lengthy break in the hearing, to, among other things, introduce at trial 2010 and 2011 financial and claims data that had become available since the commencement of the hearing and updated projections based on that data.” Motion at ¶ 85.26 The only grounds that the Rehabilitator states in support of this assignment of error are that “[t]his information was critical to a complete understanding of the financial condition of the Companies.” Id.

Preliminarily, the Rehabilitator has waived this issue by failing to state any grounds supporting the assertion that the Court erred as a matter of law by denying the Motion to Conduct Additional Discovery. Rule 227.1(b)(2). The Rehabilitator fails to cite any Rule of Evidence or other legal authority. The Rehabilitator has also waived this issue by failing to specify where in the pre-trial proceedings or at trial he preserved this issue. See id. More than merely stating that the Rehabilitator filed a motion on August 31, 2011, and that the Court denied it, is needed to adequately invoke Rule 227.1(b)(2). Because the Rehabilitator fails to specify what error of law the Court made or where he preserved this issue, the Intervenors cannot fairly address, and the Court cannot review, this issue.

In any event, this issue is meritless for the reasons set forth at pages 19-20 of the Intervenors’ Response to Motion to Conduct Additional Discovery filed on September 12, 2011. Granting the Rehabilitator’s motion would have prejudiced the Intervenors—and the Companies—by resulting in significant delay and unnecessarily increased cost, all while subjecting the Companies to remain in a state of limbo, with no efforts being made by the Commissioner to rehabilitate them. See Response to Motion to Conduct Additional Discovery at 4.

26                                    The title of the motion that the Rehabilitator doesn’t even bother to properly identify by name is the “Motion of the Rehabilitator For Permission To Conduct Additional Discovery For Use At Trial, In The Form of Interrogatories And To Supplement Its Prior Fact And Expert Testimony And To Offer Into Evidence Additional Expert Testimony” filed on August 31, 2011 (“Motion to Conduct Additional Discovery”).

The Motion goes on to assert that the Court erred by “allowing the Intervenors to introduce 2010 cash flow and asset data into evidence, without the related claims data.” Motion at ¶ 86. Again the Rehabilitator fails to assert grounds or specify where in the record he preserved this issue. The Motion violates Rule 227.1(b)(2) by failing to establish that the Rehabilitator made any timely objection to the Intervenors’ introduction of 2010 cash flow and asset data into evidence.

While the Rehabilitator contends that the Court erred in denying an unnamed motion, there is no mention of any objection or even reference in that motion to the Intervenors’ use of 2010 cash flow and asset data. In fact, the Rehabilitator did not object to the introduction of R Exhibits 880 and 912 or to the line of questioning flowing therefrom that established that Milliman’s 60-year projections had already missed the mark by 2010. See Robinson Testimony, N.T. 2/15/11 at 6:21-7:25 & Third Quarter Cash Flow Comparison, R Ex. 880; Mohoric Testimony, N.T. 2/22/11 at 10:1-15:11 & R Ex. 880; Pfannerstill Testimony, N.T. 3/23/11 at 22:18-23:11 & Year End Cash Flow Comparison, R Ex. 912; Volkmar Testimony, N.T. 10/25/11 at 194:9-198:24 & R Exs. 880, 912; Intervenors’ Closing Argument, N.T. 2/22/12 at 101:23103:6 & R Ex. 912. Furthermore, the Rehabilitator stipulated to move R Exhibits 880 and 912 into evidence. See N.T. 11/2 at 10 (moving R Ex. 880 into evidence); N.T. 9/22/11 at 16:4-17:12 (moving R Ex 912 into evidence).

Finally, and in any event, there is a drastic difference between the Intervenors’ admission of 2010 cash flow information into evidence on rebuttal, and what the Rehabilitator sought to do in the Motion to Conduct Additional Discovery by introducing 2010 and 2011 numbers, which would have required “depositions and the recalling of almost every witness who has testified.” Response to Motion to Conduct Additional Discovery at 20. In that motion, the

Rehabilitator failed to even suggest how the information would be relevant. See id. Accordingly, the Court properly exercised its discretion in denying the Rehabilitator’s Motion to Conduct Additional Discovery.

I.                                    The Court Properly Ruled That the Law Permits, and the Goals of Rehabilitation Often Necessitate, That Individual Interests May Need to be Compromised in Order to Avoid Greater Harm to a Broader Spectrum of Policyholders and the Public

The Rehabilitator argues that the Court erred because “Pennsylvania law requires that any rehabilitation treat all policyholders and other creditors at least as well as they would fare in liquidation” and that “[a]ny rehabilitation proposal which would make any policyholder or creditor worse off than in liquidation cannot be considered or adopted as an alternative to liquidation.” Motion at ¶¶ 87-88. (emphasis in original). Additionally, he baldly asserts that the “Court further failed to appreciate that the delay in liquidation would harm the public” because Guaranty Associations are funded through taxpayer dollars and Guaranty Associations will fare worse in a continued rehabilitation rather than in immediate liquidation.” Id. at  ¶ 89.27

In its Opinion the Court thoroughly addresses and properly rejected the arguments and supporting legal authority cited by the Rehabilitator in the Motion. Specifically, the Court correctly ruled that the authorities cited by the Rehabilitator are inapposite because the cases involve determinations of whether the Insurance Commissioner abused his or her discretion in formulating rehabilitation plans and thus whether the plans were inequitable and should be modified by the Court, not whether liquidation petitions should be granted. Opinion at 142-7. “By the Rehabilitator’s logic, the existence of state guaranty funds makes any rehabilitation a

27         As previously stated, the Rehabilitator has also waived these arguments by failing to state the specific grounds for the relief sought and how the grounds were asserted in pre-trial proceedings or at trial. See Rule 227.1(b)(2).

non-option. Because state guaranty fund coverage ranges from $100,000 to unlimited, it would be impossible to administer assets for the ‘the public good’ or to compromise the interest of a single policyholder. The form of rehabilitation would be dictated by the state guaranty fund with highest level of coverage. Guaranty funds do not belong in the driver’s seat of an insolvency proceeding.” Opinion at 143-4.

Pennsylvania law permits, and the goals of rehabilitation often necessitates, that a rehabilitation plan impair the contractual rights of some policyholders in order to minimize the potential harm to all of the affected parties. Opinion at 143-4 citing Foster v. Mut. Fire, 531 Pa. 598, 613, 614 A.2d 1085, 1094 (1992); Vickodil v. Commonwealth, Ins. Dep’t, 559 A.2d 1010, 1013 (Pa. Cmwlth. 1989); Section 501(c) of Article V, 40 P.S. § 221.1(c). When the Court is considering whether to accept or modify a rehabilitation plan, the proper test to determine if the plan has permissibly impaired rights is the three part test adapted by the Pennsylvania Supreme Court in Foster and not simply whether any policyholder would be better off in liquidation. Id. at p 144-145 citing Foster, 531 Pa. at 615 n.4, 614 A.2d at 1094 n.4. Under that test, even if a rehabilitation plan is found to “substantially” impair a policyholder’s rights, the impairment is still permissible as long as “(1) the rehabilitator has acted for a legitimate and significant public purpose and (2) the adjustment of the contractual rights is reasonable and of a nature appropriate to that public purpose.” Id. at 146. “To that end, the Court must be ever mindful that one of the primary goals of Article V is ‘the protection of the interests of insureds, creditors, and the public generally....” Id. at 146-7 citing Article V, 40 P.S. § 221.1(c).

Further, the Court found “no statutory provision or case law precedent that requires this Court to grant a liquidation petition unless it can be established that every single policyholder will fare at least as well in rehabilitation as in liquidation. The Rehabilitator cannot establish that liquidation is necessary simply by offering hypothetical circumstances where benefit reductions might result in some policyholders receiving less than what they would receive from state guaranty associations in liquidation.” Opinion at 147. The Rehabilitator’s Motion offers no legal authority that contravenes these conclusions. In addition, the Rehabilitator’s position is contradicted by the testimony of the Insurance Departments representative, Deputy Insurance Commissioner DiMemmo, who acknowledged that the law does not require that all policyholders fare as well in rehabilitation as in liquidation. See DiMemmo Testimony, N.T. 2/2 at 229. Accordingly, the Motion should be denied for all of the reasons set forth in the Court’s Opinion at 142-7 and the Intervenors’ Hearing Reply at 48-54.

In addition, the Court’s conclusion that a rehabilitation does not have to treat every policyholder better than they would fare in liquidation does not appear to have been a controlling factor in the Court’s decision to deny the liquidation petitions. The issue arose only in the context of considering whether benefit reductions are a permissible rehabilitation opinion. Therefore, even if the Rehabilitator had properly identified how the grounds had been asserted during the proceedings—and he did not—he could still only raise these grounds in the context of whether benefit reductions are a permissible option to consider as part of the rehabilitation plan. Aside from finding that benefit reductions are legally permissible, the Court found no evidence that benefit reductions were actually evaluated and rejected by the Rehabilitator due to any credible evidence that reductions would necessarily treat some policyholders worse than in liquidation. Opinion at 142-50, 156. Accordingly, even if it were impermissible for benefit reductions to make any policyholders worse off than in liquidation, and it is not, the Court did not and could not conclude that a rehabilitation plan would actually do so under these circumstances.28 See Opinion at 147-50, 156. To the contrary, the evidence demonstrates that “liquidation promises immediate harm to the policyholders, creditors and the public, as the Rehabilitator acknowledged to the Court in his Preliminary Plan.” Id. at 11.

Finally, the Rehabilitator’s argument that a rehabilitation must treat Guaranty Associations better than in liquidation is unsupported and was not preserved for the record. The Rehabilitator does not identify, and the Intervenors are not aware of any prior instance when the Rehabilitator has argued that a rehabilitation must treat the Guaranty Associations better than in liquidation. There is no legal authority supporting that position and it is nonsensical.

Any successful rehabilitation will necessarily benefit Guaranty Associations because Guaranty Association funds will not be triggered. The Rehabilitator’s argument therefore must assume that the rehabilitation efforts will fail. If it were proper to judge a rehabilitation based on an assumption that it would fail and the goal were to maximize assets that will be available for Guaranty Associations, then any rehabilitation would be impermissible without a 100% guaranty of success. That is not the standard under Pennsylvania law, nor has such a standard been adopted by any court that the Intervenors are aware of. As this Court properly concluded “[g]uaranty funds do not belong in the driver’s seat of an insolvency proceeding.” Opinion at 143-4. Accordingly, there is no factual or legal support for the Rehabilitator’s argument that the Court erred because Guaranty Associations are funded by tax dollars and would purportedly fare better in liquidation, and the Motion should be denied.

28         Benefit reductions are also but one of several potential rehabilitation strategies for which the Court found that there was no evidence of futility. Consequently, even if the Court had erred in determining that benefit reductions might be impermissible if they treated any policyholder worse off than in liquidation—and it did not—it was harmless error and would not provide a basis to grant the liquidation petitions.

V.        CONCLUSION

Wherefore, the Intervenors respectfully request that the Court deny the Rehabilitator’s Post-Trial Motion.

Dated: June 28, 2012	Respectfully submitted,

/s/ Benjamin M. Schmidt
Douglas Y. Christian (ID. No. 41934)
Damian L. DiNicola (ID. No. 89821)
Benjamin M. Schmidt (ID. No. 205096)
BALLARD SPAHR LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
(215) 665-8500

Attorneys for Intervenors
Eugene J. Woznicki and
Penn Treaty American Corporation

CERTIFICATE OF SERVICE

I hereby certify that on June 28, 2012, I caused a true and correct copy of the foregoing Intervenors’ Brief in Opposition to the Rehabilitator’s Post-Trial Motion to be served by e-mail and U.S. Mail upon:

Carl M. Buckholz

BLANK ROME LLP

One Logan Square

Philadelphia, PA 19103

Thomas S. Harty, Esquire

James R. Potts, Esquire

Robert Fiebach, Esquire

Sarah Davies, Esquire

COZEN O’CONNOR

1900 Market Street

The Atrium – Fourth Floor

Philadelphia, PA 19103

/s/ Benjamin M. Schmidt
Benjamin M. Schmidt

RECEIVED
COMMONWEALTH COURT
OF PENNSYLVANIA

29 JUN 2012 12 03

IN THE COMMONWEALTH COURT OF PENNSYLVANIA

MICHAEL F. CONSEDINE, INSURANCE	:
COMMISSIONER OF THE COMMONWEALTH	:
OF PENNSYLVANIA,	:
:
Plaintiff,	:
	:	DOCKET NO. 5 M.D. 2009
v.	:
:
PENN TREATY NETWORK AMERICA	:
INSURANCE COMPANY,	:
:
Defendant.	:

MICHAEL F. CONSEDINE, INSURANCE	:
COMMISSIONER OF THE COMMONWEALTH	:
OF PENNSYLVANIA,	:
:
Plaintiff,	:
	:	DOCKET NO. 4 M.D. 2009
v.	:
:
AMERICAN NETWORK INSURANCE	:
COMPANY,	:
:
Defendant.	:

ORDER

AND NOW, this_______ day of_____________ , 2012, upon consideration of the Post-

Trial Motion of Michael F. Consedine, Insurance Commissioner of the Commonwealth of Pennsylvania, in his Official Capacity as Rehabilitator of Penn Treaty Network America Insurance Company and American Network Insurance Company (the “Motion”), and the Intervenors’ Brief in Opposition thereto, it is hereby ORDERED that the Motion is DENIED.

Mary Hannah Leavitt, Judge

EXHIBIT B

IN THE COMMONWEALTH COURT OF PENNSYLVANIA

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In Re: Penn Treaty Network America Insurance	:
Company in Rehabilitation	:	No. 1 PEN 2009
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In Re: American Network Insurance Company	:	No. 1 ANI 2009
in Rehabilitation	:
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JOINDER OF INTERVENOR BROADBILL PARTNERS, L.P. IN INTERVENORS EUGENE J. WOZNICKI’S AND PENN TREATY AMERICAN CORPORATION’S BRIEF IN OPPOSITION TO THE REHABILITATOR’S POST-TRIAL MOTION

Intervenor Broadbill Partners, LP (“Broadbill”), by and through its undersigned counsel, hereby joins in the Intervenors’ Brief in Opposition to the Rehabilitator’s Post-Trial Motion (the “Opposition”) filed by Intervenors Eugene J. Woznicki and Penn Treaty American Corporation (“PTAC”) on June 29, 2012 and, for the reasons set forth in the Opposition, respectfully requests that the Court deny the Post-Trial Motion of Michael F. Consedine, Insurance Commissioner of the Commonwealth of Pennsylvania, in his Official Capacity as Rehabilitator of Penn Treaty Network America Insurance Company and American Network Insurance Company (the “Post-Trial Motion”).  Broadbill, a significant stockholder of PTAC, agrees with PTAC that the Court, in its May 3, 2012 order and opinion, properly ruled that the record in this matter does not support entry of an order converting the rehabilitations of Penn Treaty Network American Insurance Company (“PTNA”) and American Network Insurance Company (“ANIC”) (together, the “Companies”) into liquidations.  Nor did the Court err by directing Michael F. Consedine, Insurance Commissioner of the Commonwealth of Pennsylvania, in his Official Capacity as Rehabilitator of the Companies, to develop and submit a plan of rehabilitation for the Companies and, in so doing, to consult with Mr. Woznicki and PTAC.

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Broadbill further seeks to join the Opposition and urges this Court to deny the Rehabilitator’s Motion because, as PTAC and this Court have pointed out, Mr. Consedine has failed to prove that continued rehabilitation will substantially increase the risk of loss to policyholders, creditors and the public, and is futile.2 In fact, as this Court has observed, liquidation will shift the costs of non-rehabilitation to the taxpayers.3 Yet, the Rehabilitator, while recognizing PTNA could return to a positive surplus by rate increases and other remedies to which policyholders have explicitly agreed as a condition of coverage, has refused to approve actuarially justified rate increases in the amount requested and has gone so far as to encourage other state regulators from approving rate increases.4

Furthermore, PTAC and the Court have noted that PTAC’s insurance subsidiaries, PTNA and ANIC have substantial assets and have met all policyholder claims in full and on a timely basis, which they are expected to continue to do for the foreseeable future.5 And the continued value in PTAC is underscored by the thorough analysis conducted by PTAC’s expert witness, Mr. Volkmar, actuary and principal at United Health Actuarial Services.  Under several of the scenarios described in Mr. Volkmar’s report, PTNA and ANIC could eventually generate surplus (which the Court points out is synonymous with net worth)6 in excess of, for example, $300 million and $80 million, respectively.7 Accordingly, Broadbill supports the Intervenor’s efforts to pursue Rehabilitation of PTNA and ANIC rather than Liquidation, in an effort to preserve significant value for policyholders, creditors and equity holders.

2 See Intervenor’s Brief in Opp’n to the Petitions for Liquidation, Including Proposed Findings of Fact and Conclusions of Law, dated December 30, 2011 (“Opp’n to the Petitions for Liquidation”), at 9-10; Opinion and Order, dated May 3, 2012, at 1, 10.

3 See Memorandum Opinion and Order, dated May 3, 2012, at 10.

4 See Opp’n to the Petitions for Liquidation at 11; Memorandum Opinion and Order, dated May 3, 2012, at 1.

5 See Opp’n to the Petitions for Liquidation at 2; Memorandum Opinion and Order, dated May 3, 2012, at 1.

6 See Memorandum Opinion and Order, dated May 3, 2012, at 37.

7 See Tr. Ex. R-801 (Attachment 6 to PTAC Expert Report Regarding Actuarial Issues, dated September 17, 2010) at Attachment Page 82, 85.

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Broadbill is pleased to provide further briefing on these issues if the Court believes such briefing would be beneficial.

Date: August 17, 2012	Respectfully submitted,

/s Elizabeth J. Goldstein
Elizabeth J. Goldstein

Dilworth Paxson LLP
112 Market Street, 8th Floor
Harrisburg, PA 17101
Attorneys for Intervenor, Broadbill
Partners, L.P.

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